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Exhibit 10.6

NOTE: PORTIONS OF THIS EXHIBIT INDICATED
BY "[*]" ARE SUBJECT TO A CONFIDENTIAL
TREATMENT REQUEST, AND HAVE BEEN
OMITTED FROM THIS EXHIBIT.

MODULE SUPPLIER AGREEMENT

This Module Supplier Agreement ("Agreement") dated February 2, 2000, is by and between Applied Materials, Inc., ("Applied"), a Delaware corporation, having places of business in Santa Clara, California and Austin, Texas and K*Tec Electronics Corporation ("Supplier") a Delaware corporation, having places of business in Sugar Land, Texas and Milpitas, California.

In consideration of the mutual promises and consideration provided for in the Agreement, the parties agree as follows:

Definitions

The following capitalized terms will have the following meanings:

"Agreement" means this Module Supplier Agreement and all Exhibits or Attachments, as amended from time to time, all Applied Purchase Order Forms and other Authorized Demand Signals that may be issued for the purchase of Items, and all NDAs (as defined below).

"Applied's Standard Terms and Conditions of Purchase" means all the terms and conditions contained in Exhibit 1 to this Agreement.

"Applied" means Applied Materials, Inc., including all of its domestic and international divisions and subsidiaries.

"Applied's Forecasts" means Applied's most current 13 week rolling forecast (prepared in the format as set forth in Attachment 4) and all other forecasts prepared by Applied for the manufacture of Items, as provided by Applied to Supplier.

"Authorized Demand Signal" means a fax or EDI transmission or Purchase Order Form containing Applied's supply requirements information that is sent by Applied to Supplier for Blanket Order or Purchase Order purchases, as described in Section 2.1.5.

"Blanket Order" means one of two order methods, also known as "Bus Route" (the other method being Purchase Order, e.g., Spot Buy, defined below) which may be used by Applied in ordering Items from Supplier, as described in Section 2.1.5.

"Commercial Off-The-Shelf" means Items that have been manufactured to the original equipment manufacturer's specifications versus Items manufactured to customer or Applied build-to-print specifications.

"Components" means piece parts which are intended for use in Modules or piece parts which are provided by Supplier to Applied separately from any Modules.

"Confidential Information" means (a) Confidential Information, as defined by the NDA, or by any other agreement that constitutes an NDA, and (b) Confidential Information, as defined in Article 2 of Exhibit 1 to this Agreement or in any other provision of this Agreement.

"Configurable Modules" means those configurable products identified by a non-repeating part numbering system established by Applied (in which a Module part numbering follows a particular convention, i.e., XXXX-cont.). A Configurable Module may contain a number of Components, devices or subassemblies or a combination thereof which are electrically and/or mechanically connected and performs a specific function.

"Contract Price" means the price for an Item as established by or in accordance with Attachment 1.

"ECO" means Engineering Change Orders.

"ERS Program" shall mean Applied's Evaluated Receipts Settlement Program, which is a system for payment of invoices.

"FGI" means Finished Goods Inventory.

"First Article" means a new Item, an Item with revised drawings, or an Item manufactured after a change in Supplier's manufacturing location or other change, which must first be evaluated and accepted by Applied.

"Global Support" means the ability to ship product to any appropriate destination around the world, and technical support via telephone, fax, electronic mail (e-mail), and teleconference in English.

"Internal Applied Data" means planning data, product engineering data, forecasts or specifications from any source on Applied's internal databases.

"ISS" means Inspection Standard Sheets that are maintained as part of Supplier's quality system records.

"Item" or "Items" means Component(s), Module(s) and any other good(s), software or service(s) that (a) Supplier is to provide to Applied under this Agreement or pursuant to any Applied Purchase Order and/or related agreements that are governed by this Agreement, as specified from time to time by Applied and (b) are identified in, or have pricing terms determined as set forth in, Attachment 1 and any amendments to Attachment 1. Items shall be deemed and shall qualify as goods under the Uniform Commercial Code as adopted in Texas.

"Manufacturing Information" shall mean all information available to K*Tec related to the manufacture, testing or shipment of any Item(s), including without limitation the Specifications, test data information, list of suppliers, and all other documentation and information relevant to the Item(s).

"Modules" means both Standard Modules and Configurable Modules.

"NDA" means any and all agreements between Applied and Supplier for confidentiality, nondisclosure or limitation on use of confidential or other information and includes Article 2 of Exhibit 1 to this Agreement.

"Purchase Order" means one of two order methods, also known as "Spot Buy" (the other method being Blanket Order, defined above) which may be used by Applied in ordering Items from Supplier, as described in Section 2.1.5.

"Purchase Order Form" means Applied's purchase order form, except that Applied's Standard Terms and Conditions of Purchase contained in Exhibit 1 to this Agreement will supersede the terms and conditions stated on the reverse side of the purchase order form.

"Source Inspections" shall mean that term as defined in the Quality Framework (Attachment 15).

"Specifications" means authorized drawings, designs, specifications and product requirements applicable to the Items.

"Standard Modules" means those products discretely identified by a single Applied part number. A Standard Module may contain a number of Components, devices or subassemblies or a combination thereof which are electrically and/or mechanically connected and performs a specific function.

"Subassembler" means a third party selected by Applied for outsourcing of an assembly or module.

"Supplier" means K*Tec Electronics Corporation, including all of its divisions, subsidiaries and affiliates.

"Supplier Performance Plan" means a formal quality plan for Supplier developed jointly by Supplier and Applied which complies with the requirements of Attachment 16.

"Will" or "shall" have the same meaning and are used to convey an affirmative duty or obligation (i.e., a requirement).

"WIP" means work-in-process.

"Year 2000 Compatible" means that upon the occurrence of the year 2000, all information systems or items that store, process, record, incorporate or present calendar dates shall lose no functionality, shall continue to operate without error, and shall accurately and automatically process all data pertaining to the introduction of any and all dates and date related data.

1. Scope
1.1	Intention / Description of Agreement Principles

This Agreement defines the relationship and requirements between Applied and Supplier to ensure a consistent supply of Items that meet Applied's Specifications. Decisions regarding future purchases from Supplier will be based in part upon Supplier's performance under this Agreement as stated in Supplier's Performance Plan as shown in Attachment 16 and Supplier's achievement toward Applied's business objectives.
1.2	Addresses and Contact Persons
Supplier:
K*Tec Electronics 1111 Gillingham Lane Sugar Land, Texas 77478 Phone: 281-243-5000 Fax: 281-243-5440

Executive Vice President: Mike Gibbons (e-mail address: gibbonsm@ktecelec.com)
General Manager: Karla Sanford (e-mail address: karla@ktecelec.com)
Director Quality: Kevin Sauer (e-mail address: sauerk@ktecelec.com)
Applied:
Applied Materials, Inc. 9700 U.S. Hwy. 290 East Austin, Texas 78724 Phone: 512-272-6376 Fax: 512-272-3908 Attn: Giovanni Ghisletti (email address is GiovanniGhisletti@AMAT.com)
Each party shall advise the other in writing of any change to such party's contact persons.

1.3	Entire Agreement

This Agreement, including any Exhibits or Attachments which are incorporated by reference into this Agreement, sets forth the entire understanding and agreement of the parties as to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions between the parties as to the subject matter. No amendment to or modification of this Agreement will be binding unless in writing and signed by a duly authorized representative of each party, except for amendments or modifications which Applied is permitted to initiate by posting or notice under the third paragraph of this Section 1.3. In the event of any conflict between or among any documents which are part of this Agreement, precedence shall be given first to the text of this Agreement and then to its Attachments, second to Applied's Standard Terms and Conditions of Purchase (Exhibit 1), and third to any Specifications or other technical documents. The following specific change is made to Article 7 of Exhibit 1:

Supplier shall have no obligation to maintain or furnish to Applied the records and information referred to in Article 7 of Exhibit 1 unless Applied so requests in writing. If Applied so requests, it will meet with K*Tec and if maintaining or furnishing such information and records cause K*Tec more than an insubstantial increase in costs, then Applied will agree to a reasonable reimbursement of such increased costs.

In the event of any termination or expiration of this Agreement, the provisions of Articles 2, 3, 4, 5, 9,11, 17, 20, 21, 22, and applicable provisions of 25, 26 and 27 of Exhibit 1 and Sections 1.2, 1.3, 2.3, 2.9, 4.2, 4.5, 4.8, applicable provisions of 4.10, 5.1, 5.2, 7, 8 and 9 of this Agreement will remain in full force and effect until specifically terminated by mutual written agreement between the parties.

The Attachments to this Agreement which are identified on the List of Attachments at the end of this Agreement as subject to modification or amendment by Applied upon notice, will be deemed to be the most current versions of such Attachments, as updated and revised from time to time by Applied in accordance with this paragraph. Applied will post updates or revisions to current versions of Attachments on an Applied website which shall be made available to Supplier or will provide other notice to Supplier. If Supplier fails to object within thirty (30) days after the date on which such Attachment has been updated or revised on Applied's website or other notice provided to Supplier, then such new Attachment, as updated or revised, shall be deemed to be accepted by Supplier as the Attachment to this Agreement.
1.4	Items Covered

All Items supplied to Applied by Supplier (and all other Items which may be sold by Supplier to Applied during the term of this Agreement, even if sold via a separate Purchase Order) will be covered by this Agreement. The list of Items covered by this Agreement is shown in Attachment 1. New Items may be added to Attachment 1 upon mutual agreement of Applied and Supplier from time to time.
1.5	Duration of Agreement

This Agreement commences on and as of the date of the later of the two signatures shown in Section 10, provided each party shall have executed and delivered one or more counterparts of this Agreement to the other (the "Effective Date").

This Agreement will remain in effect for a term from the Effective Date through August 2, 2003 (the "Initial Term") unless earlier terminated in accordance with its provisions. Upon termination or expiration of the Initial Term, Applied may, at Applied's option, extend this Agreement subject to all other provisions of this Agreement for an additional period of up to 6 months, by notifying Supplier in writing of such extension. Any subsequent extension after an extension effected by Applied under the preceding sentence, may be granted upon the mutual agreement of both parties.
1.6	Covenant of Manufacturing Location

Supplier shall manufacture the Items in the Supplier's Houston, Texas area manufacturing facility or in a location, within the United States, not farther from the Buyer's facilities in Austin, Texas than such Houston, Texas area manufacturing facilities and of quality and manufacturing capacity reasonably determined by Applied to be acceptable, unless Applied otherwise agrees in writing. Additionally, Supplier further agrees to establish and maintain throughout the term of this Agreement, technical, distribution and support facilities in the Austin, Texas area to supply and support Items to Applied's Austin manufacturing facilities and establish and maintain throughout the term of this Agreement, technical, distribution and support facilities in the Milpitas, California area to provide technical and manufacturing support to Applied's Santa Clara, California engineering and pilot manufacturing operations.
1.7	Supplier Termination
Supplier may terminate this Agreement only pursuant to this Section 1.7. Supplier may terminate this Agreement in whole, but not in part, with or without cause pursuant to the following procedure:
(a)
Supplier shall notify Applied in writing of its intention to terminate stating the reasons for taking such action. Following Applied's receipt of such notice, Supplier and Applied shall continue to perform their respective obligations under this Agreement, but shall also consult to determine if a mutually acceptable basis exists for Supplier to rescind such notice of intention to terminate.
(b)
If Supplier does not rescind such notice of intention to terminate by the 180th day after Applied received such notice of intention to terminate, Supplier may then give Applied notice of termination, which notice must be in writing and must specify an effective date of termination that may not be any earlier than the 180th day after Applied receives the notice of termination.
1.8	Wind Down Provisions

As used herein, the term "Wind Down Period" means the 6 month period (or such longer time as may be mutually agreed) between the issuance by Supplier of a notice of termination pursuant to Section 1.7(b), and the date on which termination becomes effective.

During the Wind Down Period, Supplier shall continue to supply Items to Applied on the terms and conditions of this Agreement. During the Wind Down Period, Supplier shall cooperate with Applied to train those who will take over the manufacturing of Items and to implement the provisions of this Agreement relating to transition activities in connection with termination, including without limitation the following:
(a)	The parties shall comply with Article 27 of Exhibit 1.

(b)
Applied's payment obligation in connection with a Supplier termination pursuant to Section 1.7 for materials, parts and Items (both FGI and work-in-process) shall be governed by Article 26 of Exhibit 1.
(c)
Without limiting the foregoing, Supplier will take any and all steps necessary to place Applied in the same position as Supplier with respect to the manufacturing, servicing and other activities above mentioned relating to materials, parts and Items.
2. Logistics Framework
2.1	Operation of Agreement
	2.1.1	Operating Calendar & Holidays

This Agreement operates by Applied's fiscal year calendar, shown in Attachment 2. Recognized holidays are those holidays shown on Applied's fiscal year calendar. Should any discrepancies between the operating calendars of Applied and Supplier arise, Supplier will adjust its operations so that Applied's operations are unaffected. Applied reserves the right to modify its operating calendars as needed.
	2.1.2	Forecasts

Supplier's production of Items will be guided by Applied's Forecasts. Supplier will plan, manufacture, and stock inventory to meet Applied's Forecasts, and Supplier will keep each of Applied's Forecasts for audit purposes for a minimum of twelve (12) months as verification of authorized inventory levels. All of Applied's Forecasts are Confidential Information to be used only by Supplier to meet its obligations to Applied under this Agreement and handled by Supplier as Confidential Information of Applied.
	2.1.3	Accelerated Deliveries

Applied may require Items on an accelerated basis, either in addition to or in place of Items forecast for delivery or scheduled for delivery at a later date. If feasible, as determined by Applied and Supplier, such Items will be provided by Supplier on such accelerated basis, in accordance with the pricing terms of Attachment 1 except for accelerated deliveries that are in excess of the Flexibility Requirements of Section 2.5. As to accelerated deliveries of Items that exceed the quantity variances determined under Section 2.5, and upon prior written approval of Applied, Supplier may incur and charge Applied for (i) expenses or expedited delivery or freight expenses incurred in making accelerated delivery and (ii) costs, in excess of normal cost of operations of Supplier, for overtime operation in manufacturing the Items for accelerated delivery. Unless otherwise agreed to by Applied, such accelerated deliveries will not affect the delivery schedule of any Items currently allocated for forecast requirements. Lead times for each accelerated delivery will be agreed upon by both parties. If Supplier fails to deliver any such Item at the scheduled time, then, at Applied's request, Supplier shall use expedited delivery methods to complete the shipment at Supplier's expense.

2.1.4	Delivery Guidelines

Supplier will manufacture, sell and deliver Items to Applied for which an Authorized Demand Signal has been issued (subject to the other provisions of this Agreement) and will meet Applied's delivery requirements on time. Shipments to Applied or to other locations specified by Applied by Supplier will be delivered in the correct quantities ordered by Applied.

For Items ordered via Purchase Order, deliveries will be accepted on the requested date or up to two (2) days before the requested date. For Items ordered via Blanket Order (Bus Route), deliveries will be timely only if made within the times and at the location specified.
2.1.5	Type of Orders for Items
2.1.5.1	Mechanics for Ordering
Supplier agrees to supply Items to Applied pursuant to orders delivered to Supplier using one of the two following order systems:

Blanket Order (e.g., Bus Route): At least daily, Applied will send via EDI transmission an Authorized Demand Signal to Supplier containing Applied's material requirements, which will be organized according to part numbers and will represent Applied's daily purchase from the Supplier.

Purchase Order (e.g., Spot Buy): As needed, Applied will send via fax or EDI transmission or in written form an Authorized Demand Signal to Supplier containing Applied's material requirements information, which will be organized according to part numbers and will represent an order from Applied for a one-time purchase from Supplier.
2.1.5.2	Delivery Mechanics

The specific mechanics for delivery of Items to Applied are outlined on Attachment 3. Applied may request that Supplier manufacture and deliver Items on a lean manufacturing system; if so, the requirements and specifics for such system shall be included in Attachment 3.
2.1.6	Electronic Commerce
Supplier is required to communicate with Applied using EDI ANSI X.12 standards and encouraged to use either GEIS or EDICT software.
2.1.7	Changes to Logistics
Applied may on occasion change any aspect of any logistics requirement; such changes shall be governed by the provisions of the third paragraph of Section 1.3 above, or may, as Applied determines to be necessary, be governed by Article 24 of Exhibit 1.

2.2	Inventory Levels and Tracking

Supplier shall maintain FGI of the Items on Attachment 1 in order to manage demand fluctuations. Unless stated otherwise in Attachment 1, for each Item identified in Attachment 1 which requires FGI, Supplier will maintain a minimum FGI of one (1) week of supply and a maximum of two (2) weeks of supply of each Item, based on the most recent of Applied's Forecasts.
Supplier shall monitor, track, and report its WIP inventory. In the future, Applied will implement regular reporting mechanisms in which Supplier will participate if requested by Applied.
2.3	Excess and Obsolete Items
2.3.1	Settlement Amount

Applied will not be responsible for excess Items or obsolete Items other than as described in this Section 2.3. No claim shall be made under this Section 2.3 arising out of any termination by Applied pursuant to Article 25 or 26 of Exhibit 1.
(a)
An Item, subassembly or Component will be considered "obsolete" if Applied issues an ECO that renders the Item, subassembly or Component not usable in manufacturing Items for Applied, but only, in the case of subassemblies or Components, if the same cannot be resold to others or incorporated into other saleable products. If Supplier receives an ECO that causes an Item, subassembly or Component to be obsolete, Supplier shall within five (5) days after receipt of such ECO notify Applied in writing of the quantities and costs of the obsolete Items, subassemblies or Components in inventory, specifying the stage of completion of Items that are part of work in process and the number of Items in FGI. With such notice, Supplier shall provide Applied with all necessary documentary support for such conclusions, including evidence that Items then in work-in-process or FGI were manufactured in accordance with this Agreement and Applied's Forecasts, and evidence that subassemblies and Components purchased from third parties were purchased in compliance with Supplier's obligations under this Agreement and Applied's Forecasts. For purposes of this Section 2.3.1 (a), the manufacture or purchase of an Item, subassembly or Component will not be deemed authorized by an Applied Forecast unless such forecast called for the delivery of the Item to Applied within four weeks after the date manufacture was completed or, in the case of purchases, the Supplier received such Item, subassembly or Component in support of such forecast. The four week period referred to in the preceding sentence will be extended for long lead time Items identified in Attachment 1 to the period applicable to such long lead time Item as stated in such Attachment. Upon receipt of such notice, Applied shall review the matter with Supplier. If directed by Applied, Supplier shall disassemble any obsolete Items that are FGI or work in process inventory so that the Component parts and subassemblies may be sold to others or incorporated into saleable products. Supplier will not however sell those subassemblies or Components to Applied competitors or Applied customers. If the ECO is not delayed or modified to avoid such obsolescence, Applied shall purchase any such obsolete FGI Items or subassemblies at the Contract Price, and Applied shall purchase at Supplier's out-of-pocket cost any obsolete materials or parts that Supplier acquired from third parties that cannot be resold by Supplier to others, or incorporated into other saleable products.

(b)	Within 30 days after each fiscal quarter of Applied, the Parties will review excess Items (including subassemblies and Components), as follows:
(i)	Supplier will evaluate and report to Applied in writing the quantity of FGI, subassemblies and Components on hand to determine what quantities are "Excess", which, subject to paragraph (ii) below, shall be those that as of the evaluation date have been manufactured or purchased in accordance with Applied's Forecasts and that have not been ordered via Authorized Demand Signals and are not scheduled to be ordered based on the most recent Applied's Forecast (for the next 13 weeks of demand). For purposes of this Section 2.3.1(b) FGI, subassemblies and Components will be deemed ordered and shipped on a first-in-first-out or first-manufactured- first-out basis.
(ii)	All such FGI, subassemblies and Components that Supplier believes are in excess must be validated by Applied by reference to Applied's Forecasts. For purposes of this Section 2.3.1(b), the manufacture or purchase of an Item, subassembly or Component will not be deemed authorized by an Applied Forecast unless such forecast called for the delivery of the Item to Applied within four weeks after the date manufacture was completed or, in the case of purchases, the Supplier received such Item, subassembly or Component in support of such forecast. The four week period referred to in the preceding sentence will be extended for long lead time Items identified in Attachment 1 to the period applicable to such long lead time Item as stated in such Attachment. Applied may direct Supplier to disassemble any Items that are FGI or work-in-process inventory so that the Components and subassemblies may be sold to others or incorporated in other saleable products. Should Supplier incur costs in excess of its normal cost of operations for the disassembly activity, the Supplier may submit such charges to Applied for concurrence of payment by Applied prior to the disassembly activity. Supplier will not, however, sell those subassemblies or Components to Applied competitors or Applied customers. Those subassemblies and Components which can be handled in such fashion will not be included in determining excess subassemblies and Components.
(iii)	FGI, subassemblies and Components that are determined to be Excess in accordance with paragraphs (a) and (b) above must be held by Supplier for a minimum of two consecutive quarterly review periods before Applied incurs any obligation to make payment. At each quarterly review period, the parties will identify those Excess FGI, subassemblies and Components which are eligible for payment, and for those Applied will pay Supplier a cost of carrying equal to 12% annualized rate (payable at 3% per quarter) of the mutually agreed inventory value until such time as they are consumed or scrapped as authorized by Applied. Applied shall cease to be obligated to pay carrying costs if and when Applied terminates the Agreement pursuant to Article 25 of Exhibit 1.

(iv)
At each quarterly review, the parties will identify the Excess inventory for which Applied has paid a carrying charge for at least two quarters and which has a forward quarterly demand (based on the most recent Applied's Forecast) of zero. Applied will either authorize such Excess inventory to be scrapped or shipped to Applied, and will pay Supplier the Contract Price for any FGI Items or subassemblies and will pay Supplier its out-of-pocket costs for any subassemblies or Components that Supplier acquired from third parties.

	2.3.2	Disposal of Excess and Obsolete Items

Supplier agrees to physically dispose of all excess and obsolete Items as directed by Applied's authorized purchasing representative. Should Supplier incur costs in excess of its normal cost of operations for the disposal activity, the Supplier may submit such charges to Applied for concurrence of payment by Applied prior to the disposal activity. Items or parts that are to be delivered to Applied's facilities must be delivered in accordance with the requirements of this Agreement and/or any supplemental instructions provided by Applied's authorized purchasing representative. In lieu of delivery to Applied, Applied may elect to request that Supplier destroy or otherwise scrap these Items or parts such that they are non-functional. Supplier agrees to destroy or otherwise scrap these Items or parts in a manner that is satisfactory to Applied and to provide Applied with a certification of destruction and/or evidence of proper disposal of such Items or parts.
2.4	Response Requirements

Supplier shall provide an initial response (via telephone or electronically) to inquiries of Applied within one business day, except when a shorter period of time for a response may be required to support Applied's production requirements. Supplier agrees to timely implement changes required by Applied or implement a plan to resolve problems raised by Applied and to expeditiously pursue completion of the same.
2.5	Flexibility Requirements

Supplier agrees to perform regular capacity planning and to demonstrate upside/downside manufacturing flexibility in accordance with changes in demand volume at Applied. For Blanket Order Items, Supplier shall be capable of manufacturing to unplanned sustained increases/decreases in demand above/below Applied's Forecasts as indicated below. Supplier allows the following minimum increases/decreases to Purchase Order Item quantities above/below the quantities originally requested:

Weeks until Delivery Date	< 1 weeks	< 2 weeks	< 4 weeks	< 8 weeks	16 + weeks

Flexibility +/-	0%	25%	50%	100%	200%
2.6	On-Site Support Requirements

As determined by Applied, Supplier may be asked to provide appropriate or necessary personnel reasonably required to support on-site operations at Applied's facilities. On-site representatives will comply with all Applied facilities requirements. Applied, at its sole discretion, may require Supplier to execute an On-site Representative Agreement, in the form set forth in Attachment 18, and may require the On-site Representative to execute an NDA, prior to issuing a building badge to Supplier's representative(s).

In the event that Supplier's personnel will provide such support at the premises of a customer of Applied, Supplier agrees to comply with the requirements and restrictions imposed by such customer for access to its premises (in addition to the terms of any On-site Representative Agreement executed by Supplier).
2.7	Global Support
Upon request by Applied, Supplier will provide Global Support to Applied and Applied's customers for all Items that Supplier provides to Applied.

Supplier shall provide technical assistance and product support services to Applied, seven days a week, 24 hours a day, at no additional charge. Supplier agrees to have an established and deployed Global Support capability. Supplier may utilize a Supplier distributor or other qualified entity designated by Supplier to meet this requirement. Supplier is expected to use best efforts to provide a resolution to requests for assistance.
2.8	Turn-Around Time For Repairs

At Applied's request and direction, Supplier will provide those Items and all support necessary to perform repairs and/or replacement of defective or damaged Items within the time period necessary to comply with Applied's U.S. based production requirements and Applied's Global Support requirements. In response to a request for support for Applied's U.S. based production, Supplier will contact Applied and acknowledge the request for support within one hour and will complete the repair and/or replacement within four (4) hours, as requested by Applied. In response to a request for support for Global Support requirements, Supplier will contact Applied and acknowledge the request for support within one hour and will complete the repair and/or replacement within twenty-four (24) hours.
2.9	Information
	2.9.1	Applied Planning Systems and Databases

Supplier may be given electronic access to Internal Applied Data, and such access may, at Applied's sole discretion, be subject to certain further limitations and requirements on Supplier, including without limitation Supplier-provided employee control lists, audit rights and requiring Supplier's employees to execute an NDA with Applied. This access, if granted, shall only be used by Supplier to facilitate Supplier's production and delivery of Items to support Applied's requirements. Supplier's access to, and utilization of, all Internal Applied Data is subject to the confidentiality terms of this Agreement and any NDA between the parties. Applied may terminate Supplier's access to Internal Applied Data at any time at the discretion of Applied.
	2.9.2	Applied New Product Plans

Supplier will, on occasion and at Applied's discretion, be invited to forums in which Applied's new product plans are shared. Any Applied new product plans provided to Supplier are subject to the confidentiality provisions of this Agreement and any NDA between the parties.

	2.9.3	Compliance with Securities Laws.

Supplier agrees that all Internal Applied Data and Applied new product plans are Confidential Information of Applied, and that this Confidential Information is material, non-public information, the possession of which prohibits Supplier and its employees, contractors, representatives and agents from (1) buying or selling Applied's securities (stock, options, etc.) ("insider trading") until after the information has been disclosed to the public and absorbed by the market (usually three business days), and (2) passing the Confidential Information on to anyone who may buy or sell Applied securities ("tipping"). Supplier shall comply with all federal and state securities laws prohibiting insider trading and tipping, and shall immediately notify Applied if Supplier or any of its employees, contractors, agents or representatives violates any such laws. Supplier also agrees to execute additional NDAs or other agreements as may be required to comply with applicable securities laws.
2.10	Packaging and Transportation
	2.10.1	Packaging and Shipment

Supplier will have all Items packaged "ready for use" in accordance with Applied's packaging specification (Attachment 6). Supplier will mark and identify every Item in compliance with Applied's part identification specifications and requirements. In addition, Applied may require specific fit-for-use packaging for certain Items and/or deliveries and costs for fit-for-use packaging will be negotiated between Supplier and Applied prior to implementation.
	2.10.2	Bar Coding
All shipment of Items shall be bar coded to Applied's specifications in Attachment 5.
	2.10.3	Transportation Requirements

Items identified as POU Items on Attachment 1 will be transported FOB Destination, Freight Collect, (the designated "ship to" location which is identified by Applied) in accordance with Attachment 3. Items not identified as POU Items on Attachment 1 will be transported, FOB Destination Freight Prepaid in accordance with Attachment A to Applied's Corporate Transportation Routing Guide (Attachment 7) to this Agreement. The risk of loss during transportation for Items not identified as POU Items on Attachment 1 shall be governed by Article 14 of Exhibit 1.
2.11	Payment
	2.11.1	Invoices

Invoices shall contain the following information: Purchase Order number, Item number, description, sizes, quantities, unit prices, and extended totals in addition to any other information requested. Applied's payment of an invoice does not represent unconditional acceptance of Items and will be subject to adjustment for errors, shortages, or defects. Applied may at any time set off any amount owed by Applied to Supplier against any amount owed by Supplier to Applied.

All invoices must be sent directly to Applied's Accounts Payable Department in Austin:
Accounts Payable Applied Materials 9700 US Highway 290 East M/S 4200 Austin, TX 78724-1199

Applied is authorized by Supplier to make payments under this Agreement by either check or electronic funds transfer. Supplier will provide Applied with the required bank routing coordinates and other information that may be required by Applied to establish electronic funds transfer capability.

If Supplier participates in Applied's ERS Program, Supplier will be paid based on the quantity of the Items received by Applied and the Purchase Order or Contract Price, as applicable, and Supplier will not provide invoices to Applied. Supplier will be responsible for the verification of all prices and quantities prior to shipment. All applicable sales and use tax will be remitted to Supplier with payment by Applied. Supplier must include a valid packing slip number or package ID on each package or shipment.
2.11.2	Payments
Payment will be made net thirty (30) days from receipt of:
(a)	invoice, in form and substance acceptable to Applied, or
(b)	delivery and acceptance of the invoiced Item(s), whichever is later.
	2.11.3	Payment Upon Consumption Model

Payment Upon Consumption means a payment process by which Supplier would retain title of all inventory in transit to Applied and until such time as Applied has fully integrated such inventory into the manufacturing process. At such point, Applied would acquire title to the inventory and would be obligated to pay Supplier for the inventory. Supplier would be paid for such inventory upon the full integration of such inventory into the manufacturing process or within a minimum period of time from the commencement of the integration process.
Implementation of the Payment Upon Consumption process will be by mutual agreement of the parties. Supplier will not unreasonably withhold acceptance of a Payment Upon Consumption model.
2.12	Disaster Recovery Plan and Year 2000 Compliance

Supplier shall develop and provide to Applied, upon request, reasonable information describing or evidence of a disaster recovery plan that includes emergency back up capacity, escrow of information as set forth in Section 4.10, and appropriate record protection and recovery. Furthermore, Supplier represents that its information systems are Year 2000 Compatible and hereby grants Applied the right to verify Supplier's internal processes for ensuring compliance with this provision. Supplier agrees to include this same requirement in its purchase orders to its supply base and to provide reasonable efforts to verify that its supply base is compliant with the requirements herein.

2.13	Performance Constraints
	2.13.1	Constraints

Supplier is responsible for anticipating (1) any inability on its part to perform its obligations and (2) any limitations in meeting the objectives of this Agreement with regard to manufacturing, delivery and other required performance. Supplier is also responsible for informing Applied when such constraints will occur and initiating action plans to resolve them. Typical constraints might include, but are not limited to:

(a)	Consumption over forecast
(b)	Consumption under forecast
(c)	Quality problems
(d)	Capacity/production problems
(e)	Sub-tier supplier supply-chain management problems
(f)	Other business issues
	2.13.2	Resolution of Performance Constraints

Supplier will notify the Supplier Account Team Lead as soon as a constraint is identified and promptly advise Applied of an action plan to resolve the constraint. Applied will work with Supplier to determine the impact of the identified constraint and to approve and execute or disapprove the action plans.
3. Pricing Framework
3.1	Contract Prices

Attachment 1 contains (i) Contract Prices for certain Items; (ii) the cost elements of Supplier (e.g., labor, material, overhead, burden) by which the Contract Prices for Modules have been determined; (iii) the pricing models by which Contract Prices for certain Items may be established on an ongoing basis; and (iv) committed cost reductions by Supplier during the term of the Agreement. Any modifications to the Contract Prices and/or the pricing models must be made in accordance with Section 8 of this Agreement. Supplier shall price and sell all Items in accordance with Attachment 1.

The Contract Prices of additional and/or revised Modules will be at least as favorable as Contract Prices would be if such Contract Prices had been based upon the cost elements of Supplier and the pricing models which are attached hereto and incorporated into Attachment 1.

The Items subject to this Agreement on the Effective Date will be set out on Attachment 1. As to Items that are also subject to Applied purchase orders outstanding on the Effective Date, the parties will determine the extent to which the remaining balance of undelivered Items on all such open purchase orders will become subject to this Agreement and pricing for such Items as to the quantities moved to this Agreement from purchase orders will be the Contract Prices in Attachment 1. With respect to goods, products or services that are added to this Agreement by inclusion on Attachment 1 after the Effective Date, the parties shall determine at such time the extent to which such added goods, products or services that are then subject to other outstanding Applied purchase orders will continue under such outstanding purchase order and the extent to which the remaining balance of undelivered Items on the affected open purchase orders will become subject to this Agreement and pricing for such Items (as to the quantities moved to this Agreement from purchase orders) will be the Contract Prices in Attachment 1.
Specific circumstances may result in a review of Agreement terms, including Contract Prices. These circumstances include, but are not limited to:
      (a)
      Volume increases resulting in an increase in the value of the Agreement value of over 20% (subsequent to completion of negotiations on the existing prices);

      (b)
      Addition of Items to the Agreement increasing the value of the Agreement over 20%;

      (c)
      Cost reductions/savings over and above those committed in Supplier's performance plan;

      (d)
      Price reductions in accordance with Article 6 of Exhibit 1; and

      (e)
      Changes in market prices for equivalent materials and services.

      (f)
      Reductions in the market price for semiconductor capital equipment necessitating concessions for Applied's customers.

3.2	Volume
Applied does not commit to buy a specific volume of any part number or Item from Supplier, and Applied may buy the same or similar part number or Item from multiple sources.
3.3	Export

Applied may require, from time to time, the Supplier to ship Items to locations outside of the U.S. Supplier will prepare the export paperwork and be the exporter of record for such shipments. Supplier must utilize Applied's preferred carriers for the export of the Items. Applied will pay the freight charges based on Applied's rates with its preferred carriers. Applied will be responsible for importing the goods into the destination country.
3.4	Currency

All prices shall be quoted by Supplier and paid by Applied in US dollars; prices for foreign manufactured Items will not be adjusted to reflect changes in any exchange rate. Supplier is encouraged to obtain any necessary currency exchange protection which it deems appropriate.

3.5	Prototypes
Supplier is committed to price all Items consistent with Contract Prices.
Supplier agrees to provide prototype Items priced at a value which takes into consideration the total value of Applied's business with Supplier. This may be accomplished in several ways, including:
(a)	a specific number of prototype Items may be provided free of charge; or
(b)	Items may be priced at or near volume pricing.
4. Technical Framework
4.1	Engineering Change Orders

Applied may change its drawings, design, and Specifications at any time and generate a proposed ECO therefor in accordance with Article 24 of Exhibit 1. An Applied supplier engineer will review with Supplier all proposed ECO's that affect the form, fit, or function of Items. Applied will provide, in writing, approved ECO's (Attachment 12), indicating the effective dates of all changes. Unless otherwise notified, Applied's receiving inspection will inspect to the latest revision in effect per the Authorized Demand Signal.

Supplier will be provided twelve (12) time periods during the calendar year when Supplier will be allowed to submit requests for engineering changes to an Item. Such changes may include without limitation changes in Component parts, testing or manufacturing procedures or cosmetic changes. Notwithstanding the foregoing, Supplier may request an engineering change related to a safety, quality or delivery issue at any time.

Supplier shall request any such engineering changes via a Supplier Problem Sheet (Attachment 13) and shall submit such request to Applied's designated buyer and designated Supplier Problem Sheet administrator.

Changes shall not be implemented by Supplier (and Supplier shall not ship any Items with any such changes) until written permission to proceed is given by Applied's authorized purchasing representative and the Agreement is modified accordingly. Applied will consider Supplier's request to modify the terms of this Agreement relating to a requested change order if such request is made before the implementation by Supplier of the requested engineering changes.
4.2	Tooling
Unless otherwise agreed to by the parties in writing, dies, tools, patterns and drawings used in the manufacture of Items shall be furnished by and at the expense of Supplier.

Any tooling which is built or procured by Supplier and which is unique to the Modules and/or relevant to the manufacture, testing, maintenance, repair or troubleshooting of Modules will, upon Applied's request, be sold to Applied by Supplier at the net book value of such tooling at the time of request.

If applicable upon Applied's request, Supplier agrees to provide a separate line item quote for tooling. Applied will, upon agreement to a quote for tooling, pay for the tooling cost separately, and title to the tooling and cost for the tooling will not be amortized into the Contract Prices of the purchased Items. Supplier will establish appropriate accountability and tracking of the tooling, as title to the tooling will belong to Applied.

Except as expressly permitted by Applied in writing, Supplier shall not at any time use the tools (including test fixtures) furnished by or purchased from Applied for the production of goods for persons other than Applied or in any manner other than in performance of this Agreement. Supplier will use commercially reasonable best efforts to maintain the tooling in good condition and repair and to provide all necessary calibration services for the tooling. Applied and Supplier shall enter into an agreement with respect to such tooling in the form of Attachment 19 attached hereto, and Supplier will be responsible for obtaining the requisite insurance coverage and conducting appropriate inspections in accordance with Attachment 19.
4.3	Design Changes and Resolution

For the term of this Agreement, Supplier will not make changes to the design of any Item that may alter the form, fit, function or manufacturing process of such Item, without first submitting a Supplier Problem Sheet, as set forth in Attachment 13, to Applied's authorized representative. Supplier may make such authorized design changes only upon obtaining prior written approval from Applied's authorized purchasing representative and modification of this Agreement.

If Applied's design changes made pursuant to Section 4.1 affect the pricing, delivery, lead-time, or other terms and conditions of this Agreement and the parties cannot agree upon alternate terms, then Applied may remove the affected Items from this Agreement without affecting the remaining Items.
4.4	Process Changes and Resolution

Supplier agrees to inform Applied of any process changes to Items that affect form, fit or function prior to the implementation of such change(s), including without limitation any changes in the manufacturing process of a sub-tier supplier, even when Specifications are being met. Supplier must receive approval in writing from Applied before implementing such changes. Any source change of a sub-tier supplier requires prior written approval by Applied prior to implementation. If applicable, Supplier must use special process suppliers from the list of approved special process suppliers which is set forth in Attachment 14.
4.5	Supplier's Right to Subcontract

Supplier shall not subcontract for parts, processes or completed or substantially completed Items supplied to Applied without prior written approval from Applied. Supplier will ensure that all sub-tier suppliers of Supplier who have access (directly or indirectly) to Applied's Specifications or Internal Applied Data or other Confidential Information will sign and be governed by a nondisclosure agreement that is similar in form and substance to Applied's NDA with Supplier. Approval by Applied of a subcontractor selected by Supplier shall not alter Supplier's obligations to Applied.
4.6	First Articles and Source Inspections
First Article and Source Inspections shall be conducted in compliance with Section 3 of Attachment 15 (Quality Framework).

4.7	Applied's Right to Subcontract

Applied may at its discretion elect to subcontract an assembly or module to a Subassembler. If the selected assembly or module for subcontracting includes any Item under this Agreement (an "affected Item"), Applied will advise Supplier of the Subassembler, unless precluded from doing so by confidentiality or other requirements. Supplier understands that the selection and responsibility for sourcing any affected Items will generally be the responsibility of the Subassembler. If Supplier is not selected as the source for an affected Item, any affected Items or applicable quantities of affected Items may, at Applied's discretion, be removed from this Agreement.
4.8	Product Support

Supplier agrees to maintain capability to provide Items and technical and service support to Applied for all of the Items for a minimum of ten years from the date of final shipment of an Item to Applied. Alternatively, the parties may agree to establish a product support period of less than ten years, provided that Supplier agrees to grant to Applied as part of such alternative a non-exclusive, royalty free, worldwide and transferable license of intellectual property to make, have made, use, sell, and support the Items, in a form and on terms acceptable to Applied. Applied will not unreasonably withhold agreement to such product support alternative.
4.9	Commodity Specific Issues
[Intentionally Left Blank]
4.10	Escrow of Manufacturing Information

Upon the request of Applied, Applied and Supplier will establish an escrow account in which Supplier will deposit all Manufacturing Information. In any event, Supplier will maintain and have available for direct delivery to Applied (on the terms and conditions of this Agreement), the Manufacturing Information.

Applied and Supplier will execute a mutually agreeable three party escrow agreement, to be attached as Attachment 20 to this Agreement, with an escrow agent, who will hold the Manufacturing Information and undertake the escrow arrangement only in accordance with the terms and conditions of the escrow agreement. The terms of the escrow agreement shall provide, among other things, the following:

(a)
The Manufacturing Information in escrow at any time shall be sufficient and in usable form so as to allow Applied (or persons contracting with Applied) to manufacture Items without any material delay, To that end, Supplier shall deposit all updates, enhancements and revisions to the Manufacturing Information at regular intervals as determined by Applied, which shall be at least two (2) times a year and upon the occurrence of particular events (e.g., the addition of Items to Attachment 1).
(b)	The escrow agreement will contain a confidentiality provision which shall prohibit the escrow holder from disclosing to any third party any Confidential Information of Applied or Supplier.
(c)
Upon a Release Event (as hereafter defined), the Manufacturing Information shall be released to Applied for use in accordance with the terms of Attachment 20 as attached and also under the license set out in Exhibit 1, Article 4.

(d)	The cost of establishing the escrow account and the annual escrow fees or other escrow expenses shall be borne by Supplier.
The term "Release Event" shall mean the occurrence of one or more of the following events:
(a)
Supplier has ceased business operations generally, becomes insolvent or is the subject of a petition in bankruptcy or for reorganization or receivership, or ceases to function as a going concern or to conduct its operation in the normal course of business;
(b)	Supplier has ceased to manufacture or provide warranty support for the Items;
(c)
Any breach by Supplier of any term or condition of this Agreement, including without limitation Supplier's inability to meet committed delivery dates set forth in this Agreement resulting from any force majeure event;
(d)
Supplier incurs a change of control, which will be specifically defined in the escrow agreement, but which will include any merger, sale of stock, sale of all or substantially all assets, or any change in the voting control of Supplier; or
(e)	Supplier fails consistently to deliver Items to Applied meeting the applicable warranty and quality standards in the quantities required in accordance with the capacity requirements agreed upon;
(f)
The termination of this Agreement by Applied under Article 25 of Exhibit 1 or the commencement of a "Wind Down Period" under Section 1.8 and delivery by Applied to the escrow agent of Applied's written statement that the Manufacturing Information is required by Applied to manufacture Items affected by the applicable termination.

5. Nonconformance
5.1	Supplier Warranty, Nonconformance and Corrective Action

All Items are warranted to meet all applicable Specifications as stated in this Agreement (including all Attachments, technical Specifications and manufacturing work instructions). Supplier will replace or repair defective Items at Supplier's expense within the time period necessary to meet Applied's production requirements. Supplier is required to use the most expeditious manner possible to effect the corrections, including the use of overnight delivery services for shipment of Items at Applied's request. In certain circumstances, Suppliers may be asked to provide new Items in lieu of repairing a part to ensure immediate corrective action or credit for the failed part.

Applied will complete a "Corrective Action Form" (Attachment 10) and notify Supplier of defects. Upon receipt of a corrective action form, Supplier will promptly respond appropriately. A corrective action process to resolve nonconformance will be documented and used by the parties. In addition, Supplier will participate in continuous improvement plans and programs as defined by Applied and Supplier.

Should any Item fail to conform to the Specifications established in this Agreement, in addition to any other remedies in this Agreement, Applied may purchase comparable Items in the open market as necessary to meet its requirements. Applied may at its option charge Supplier with any reasonable cost differential between the Contract Price and the price paid in the open market. This cost may include premium costs for expedited delivery and administrative costs incurred to process replacement Purchase Order Forms.
5.2	Applied Nonconformance and Corrective Action

Applied will, at its option, return Items at Applied's expense that do not conform to Applied's requirements due to Applied errors. These Items will be returned to Supplier for repair or potential rework. Applied and Supplier will agree in advance of repairs on "standard" repair costs (labor, Items and freight) for items not covered under warranty; the standard repair costs will be identified in the Items list (Attachment 1).

To the extent that a "standard" repair cost has not been established, Supplier will assess rework costs and timing using a cost basis not different from the Supplier's normal manufacturing processes and structure. Supplier will inform Applied of such cost and receive written authorization prior to initiating such repairs.

Supplier agrees to repair and/or replace all Items within five (5) business days after Supplier's receipt of damaged Item and a repair authorization from Applied. Applied shall have the right to designate certain Items for "Same Day" or "24-Hour" repair turnaround provided any and all required material is readily available.

Prior to Supplier's return of a repaired Item to Applied, Supplier will mark such Item with Applied's part number, serial number, range and gas (if applicable). Applied shall bear the risk of loss or damage during transit of repaired or reworked Items whether or not the Items meet warranty or other requirements.
6. Supplier Performance Plan

As part of this Agreement, Applied and Supplier agree to jointly develop a Supplier Performance Plan to be updated as needed. Attachment 16 outlines the required elements of the Supplier Performance Plan.

7. Warranty

Supplier warrants that, for a period of 24 months from delivery to Applied, all Items (other than sub-tier material) delivered to Applied (i) will be free from defects in workmanship, material, and manufacture, (ii) will comply with the requirements of this Agreement, and (iii) to the extent design is Supplier's responsibility, will be free from defects in design. For all sub-tier material procured by the Supplier, material warranties will be not less than 12 months or the contracted sub-tier supplier warranty, which ever is longer. All services will be performed in a competent, professional and workmanlike manner, free from defects and in accordance with the best professional practices in the industry. Supplier further warrants that all Items purchased or repaired (I) will consist of new materials (not used, recycled or of such age as to impair its usefulness or safety, except as may be approved in advance by Applied), and (II) will be of merchantable quality and will, but only for products designed by the Supplier, be fit and suitable for the purpose intended by Applied. These warranties are in addition to all other warranties, whether expressed or implied, and will survive any delivery, inspection, acceptance, or payment by Applied. If any Items delivered by Supplier do not meet the warranties specified herein or otherwise applicable, Applied may, at its option, take one or more of the following actions and/or any other action permitted by law or equity:

(i)	require Supplier to correct at no cost to Applied any defective or nonconforming Items by repair or replacement; or
(ii)	return such defective or nonconforming Item at Supplier's expense to Supplier and recover from Supplier the purchase price thereof; or
(iii)	correct the defective or nonconforming Item itself and charge Supplier with the cost of such correction if Supplier fails to meet the response requirements of Section 2.8; or
(iv)	cancel the balance of the undelivered nonconforming Items and/or terminate this Agreement in accordance with Article 25 of Exhibit 1.
All warranties will run to Applied and to its customers. Applied's approval of Supplier's material or design will not relieve Supplier of the warranties established in this Agreement. In addition, if Applied waives any drawing or specification requirement for one or more of the Items, it will not constitute a waiver of all requirements for the remaining Items to be delivered unless stated by Applied in writing.
8. Amendments and Modifications; Captions and Construction

Subject to Section 1.3 above, amendments or revisions to this Agreement must be in writing, signed by both Applied and Supplier duly authorized representatives, traced by revision numbers and attached to this original Agreement. A change to one Attachment of this Agreement will constitute a revision level change. The master copy of this Agreement and any revisions are to be maintained by Applied. Captions in this Agreement are for the convenience of the parties only and shall not affect the interpretation or construction of this Agreement. The provisions of this Agreement (including Exhibits and Attachments) shall be construed as a whole, each supplementing the other, except for instances of conflict which shall be governed by Section 1.3 as to precedence. In the event any provision of this Agreement is held to be invalid or unenforceable, such provision shall be severed from the remainder of this Agreement, and such remainder will remain in force and effect.

9. Notices

Revisions, updates or other amendments or modifications to this Agreement (including Exhibits and Attachments) may be communicated via memos sent by mail, fax or e-mail to the individuals listed in Section 1.2 of this Agreement.

Accepted:

Applied Materials, Inc.		K*Tec Electronics Corporation
By:	/s/ TOM ROHRS Name: Tom Rohrs Title: Group Vice President, Global Operations Date: February 2, 2000	By:	/s/ LARRY OLSON Name: Larry Olson Title: President Date: February 2, 2000

NOTE: PORTIONS OF THIS EXHIBIT INDICATED
BY "[*]" ARE SUBJECT TO A CONFIDENTIAL
TREATMENT REQUEST, AND HAVE BEEN
OMITTED FROM THIS EXHIBIT.

LIST OF EXHIBITS AND ATTACHMENTS

Exhibits
Exhibit 1: Applied's Standard Terms & Conditions
Attachments	*Indicates Attachments That Have Notification Revision Process On Web Site
1. List of Items and Pricing Mechanism
2. Corporate Fiscal Calendar 1999	*
3. Delivery Mechanics and Lean Product Delivery System	*
4. Forecast Mechanism	*
5. Bar Code Specifications	*
6. Packaging Specifications—0250-00098	*
7. Transportation Routing Guide	*
8. Electronic Funds Transfer Process and Evaluated Receipts Settlement	*
9. [Reserved]
10. Supplier Corrective Action Form	*
11. Supplier Quality Data Form	*
12. Engineering Change Notice Form	*
13. Supplier Problem Sheet	*
14. List of Approved Special Process Suppliers	*
15. Quality Framework
16. Supplier Performance Plan (Including Metrics and Targets)
17. Certificate of Conformance	*
18. On-site Representative Agreement	*
19. Tooling Loan Agreement
20. Manufacturing Information Escrow Agreement (Sec. 4.10)

*
Updates and current versions of these Attachments are posted on Applied's website which is available to Supplier for purposes of Section 1.3.

Attachment 1

Cost Elements:

•	Material Cost	[*]
•	Module Material Mark up	[*]
•	Sub-assy/Components Material Mark up	[*]
•	SOE Hours Agreed upon average build time Base Labor Rate	[*]
•	Labor Resale Rate	[*]
•	CCR Rate of Change	[*]
•	Freight-in	Estimated at [*] of incoming material
•	Teardown Fee	[*]
Labor Rate *actual Teardown time for Configurable Module/Sub-assy

(*) For parts manufactured by KTec, such Cost will be calculated as follow:

        Material Cost = [*]

STANDARD MODULES

Pricing Model for Standard Modules:

        Pricing = [*]

Where:

  •
  SOE Hours are actual, agreed upon, built times for the Standard Module

Standard Modules List

          —See List 1 of this Attachment

Teardown:    Teardown will be implemented if reconfiguration becomes impractical and if instructed by Applied or if Module becomes excess or obsolete.

        Applied Teardown Credit = [*]

CONFIGURABLE MODULES

Pricing Model for Configurable Modules:

        Pricing = [*]

Where:

  •
  SOE Hours are average, agreed upon, built times for Module's Type (i.e. Controller)

  •
  CCR rate is applied to the SOE hours to compensate for average configuration changes. In the formula above, if actual SOE Hours for a specific Module exceed [*] of the average SOE Hours for the Module's Type, due to Applied configuration changes, the SOE Hours will be replaced by the actual SOE Hours for the specific Module and the CCR rate of change removed.

Configurable Modules List

          —See List 2 of this Attachment

*Confidential Treatment Requested—Indicates material that has been omitted and for which confidential treatment has been requested.

Teardown:    Teardown will be implemented if reconfiguration becomes impractical and if instructed by Applied or if Module becomes excess or obsolete.

        Applied Teardown Credit = [*]

SUB-ASSY/COMPONENTS

Pricing Model for Components/Spare Items:

        Purchased Items Pricing = [*]

        Manufactured Items Pricing = [*]

Sub-Assy/Components List

          —See List 3 of this Attachment

COST REDUCTION PERFORMANCE—COMMITS AND TARGETS

Material:

  Commit: [*]
  Target: [*]

  Schedule of implementation for Commit:

          [*]

Labor:

  Commit: [*]
  Target: [*]

  Schedule of implementation for Commit:

          [*]

Spares:

  [*] Commits and Targets for Spare parts contained in List 3 of this Attachment will meet or exceed, on an aggregate basis, the [*] set forth in the Material and Labor sections above.

*Confidential Treatment Requested—Indicates material that has been omitted and for which confidential treatment has been requested.

2

Attachment 15
Quality Framework

1.
Quality Assurance

  All Items purchased under this Agreement will be subject to inspection and test by Applied at Supplier's facilities or a mutually agreeable time and place, including during the period of manufacture and anytime prior to Applied's final acceptance. If inspection or testing is performed by Applied on Supplier's premises, Supplier will provide all reasonable facilities and assistance for the safety and convenience of Applied's inspectors at no charge to Applied. No preliminary inspection or test shall constitute acceptance. Records of all inspection work shall be kept complete and available to Applied during performance under this Agreement and for such further period as Applied may determine.

  Supplier agrees to certify that Items have passed all production acceptance tests and configuration requirements and to include, if required by Applied, a Certificate of Conformance (see Attachment 17) and a [*] Report with each product shipment.

  With regard to repair services, Supplier shall maintain documentation evidencing that all test inspections have been performed. The documentation shall indicate the nature and number of observations made, the quantities approved and rejected, as well as the nature of the corrective action taken. Supplier's service centers shall be responsible for submitting this data with the delivery summaries for Applied's review. Supplier shall submit the data to Applied's contract specialist and Applied's IBSS repairs purchasing group not later than five days after the close of each of Applied's fiscal months.

  At Applied's request, Supplier will provide a certificate and/or a copy of the final inspection records showing compliance with applicable Applied's Specifications, contract requirements and any other required documents stipulated in Applied's repair authorization. Supplier also agrees to provide Applied with copies of its current procedures relating to repairs, range change and warranty repairs.

  Through Supplier's internal quality organization, Supplier will track and maintain its [*] rate by percentage of [*] . Trend reporting and corrective actions shall be furnished to Applied as requested by Applied purchasing or quality representatives. Supplier will provide quality data in the format as required by Applied (Attachment 11). At Applied's request, Supplier agrees to provide reasonable additional data to support qualification and certification programs.

*Confidential Treatment Requested—Indicates material that has been omitted and for which confidential treatment has been requested.

2.
Other Quality Programs

  2.1    Quality Requirements Document

  Applied will develop a quality requirements document for each Module to be provided by Supplier pursuant to this Agreement, defining all quality requirements and including all applicable elements of the Module (a "Quality Requirements Document"). Supplier agrees to comply with all quality requirements defined by such Quality Requirements Document.

  2.2    Supplier's Quality Systems Plan

  Supplier's quality system must be in compliance with ISO 9001. Certification to ISO 9001 is desired. ISS shall be used when required by Applied's Supplier quality management organization.

  Applied's quality requirements and workmanship standards shall be integrated into Supplier's processes and identified accordingly. Supplier shall collect and process data for process control and continuous improvement. Evidence of process control is a requirement, and the presence of control charts, pre-control charts and statistical process control is required as appropriate. Processes not exhibiting a process capability index of [*] will require a formal corrective action plan to achieve the required process control. If Supplier is manufacturing Critical Parts, (1) a Process Qualification Plan ("PQP") describing the critical [*], and (2) a PQP and the supporting process capability data from the initial production will be submitted by Supplier to Applied's quality organization. Critical Parts are delivered as those parts [*]. Applied will review the PQP for Critical Parts prepared by Supplier and make suggestions to Supplier for the improvement and refinement of the PQP from time to time.

  2.3    Part Quality Containment

  Should Applied identify a quality issue or problem on a piece part or Module and request Supplier to implement containment action on the part failure, Supplier shall, within [*] days after receipt of Applied's request, deliver to Applied a documented containment plan and shall commence implementation of such plan and diligently proceed with implementation of such plan to completion. Applied will review the proposed plan and will promptly notify Supplier of acceptance or revisions to the plan. Supplier shall substantiate this containment plan with a [*] identifying a permanent fix.

  2.3    Supplier Audits

  At its option, Applied may conduct the following audits, to ensure a high level of quality of parts and assemblies purchased from its suppliers.

*Confidential Treatment Requested—Indicates material that has been omitted and for which confidential treatment has been requested.

2

  2.3.1    Piece Part / Assembly / Module Audits

  Audits may be performed by Applied's quality representative at Supplier's site or at Applied's facility after part/assembly/Module delivery. Supplier shall agree to respond and commit to correct failures in a timely manner as detailed by Applied and to maintain the required high quality.

  Piece part audits may be performed by Applied's quality representative at Supplier's site or at Applied's facility after part delivery. Supplier shall agree to respond and commit to correct the part failures in a timely manner as detailed by Applied and to maintain the required high piece part quality.

  2.3.2    Process Audits

  When a systemic failure trend is observed in the piece part or assembly supplied, Applied will request Supplier to identify the processes which are causing the failure, and Applied may audit the suspected processes at Supplier's site. Any deficiencies or opportunities for improvements identified by the audit will be discussed with Supplier so that a mutually acceptable corrective action plan can be implemented. Supplier will initiate a closed loop corrective action, specifying the corrective action required with a specified timeline for implementation. Supplier shall work on the corrective action and provide closure to all deficiencies within the time period mutually agreed upon.

  2.3.3    System Assessment

  Applied, at any time, may decide to perform a quality system assessment at Supplier's site. Any deficiencies or opportunities for improvements identified as a result of the assessment will be discussed with Supplier so that a mutually acceptable corrective action plan can be implemented. Supplier will initiate a closed loop corrective action, specifying the corrective action required with a specified timeline for implementation. Supplier shall work on the corrective action and provide closure to all deficiencies within the time period agreed upon.

  2.3.4    Source Inspection

  Applied may, without prior notice to Supplier, conduct source inspection at Supplier's site at any. time. Performance of source inspection does not constitute acceptance of the Items nor waive Supplier's responsibility for any defects that might subsequently be identified by Applied or its customers.

2.4
[*] Sheets

  Applied may develop or request Supplier to develop [*] on identified part numbers to be used in Supplier's operations. [*] will be utilized and completed in final inspections and maintained as part of Supplier's quality system records. Templates for [*] may be provided by Applied's quality organization.

*Confidential Treatment Requested—Indicates material that has been omitted and for which confidential treatment has been requested.

3

  2.5    Supplier's Quality Plan

  Supplier agrees to provide Applied with a quality plan for the selection, control and maintenance of its sub-tier suppliers (which shall include special process suppliers). The quality plan will include requirements for Supplier to conduct periodic quality testing evaluation of sub-tier supplier parts and assemblies to verify compliance with Applied's Specifications. Supplier shall demonstrate compliance to its quality plan by (i) establishing and maintaining an approved supplier list of sub-tier suppliers that have passed a supplier quality evaluation including an on-site evaluation for strategic suppliers and (ii) confirming that there are no open corrective actions resulting from Supplier's audit of sub-tier suppliers. Supplier will, upon Applied' request, provide evidence that Supplier quality representatives have conducted periodic sub-tier supplier audits and have confirmed with sub-tier suppliers that all sub-tier supplier corrective actions resulting from Supplier quality audits are closed in a timely manner. Supplier will ensure that all sub-tier suppliers use [*], control charts and process capability indices where appropriate.

  Supplier agrees to provide Applied with a quality plan which will include a timeline showing critical milestones for the implementation of all the requirements of the Quality Requirements Document developed for all Modules and assemblies. Periodic assessment of this quality plan will be conducted by Applied's quality organization to ensure conformance to requirements.

  2.6    Supplier Communication

  Supplier agrees to report on Supplier's internal quality performance to Applied's quality organization on either a weekly or monthly basis, the frequency of which is to be agreed upon by the quality engineering representatives for each party. Applied's quality organization may schedule periodic meetings with Supplier's internal quality representative to discuss the contents of Supplier's quality report, parts containment, closed loop corrective action, audit findings or any other issues related to quality.

  2.7    Supplier [*]

  A Supplier [*] may be developed jointly by Supplier and Applied in conjunction with the Supplier Performance Plan and will identify part/assembly/Module and process specific requirements to ensure the manufacture of high quality parts, Modules and assemblies. Periodic assessments of the Supplier [*] will be conducted by Applied's quality organization to ensure conformance to all requirements.

*Confidential Treatment Requested—Indicates material that has been omitted and for which confidential treatment has been requested.

4

  2.8    Quality Performance Assessment / ISO 9001 Standards

  A formal quality plan will be developed jointly by Supplier and Applied in combination with the Supplier Performance Plan and will identify part and process specific requirements to ensure the manufacture of high quality parts. Supplier will conform to all requirements of the Supplier Performance Plan including the quality performance section. Periodic assessments of the quality performance section will be conducted by Applied's quality organization to ensure conformance to all requirements.

  If requested by Applied, Supplier shall use its commercially reasonable efforts to comply with ISO 9001 standards or such other internationally recognized quality standards as Applied may internally adopt from time to time. If Supplier fails to comply with such standards after representing to Applied its compliance therewith, Applied may return to Supplier any Items which do not comply with such standard for a full refund of the purchase price of such Item from Supplier.

  3.    First Article and Source Inspections

  First Article inspections for Modules and related sub-Components shall be conducted by Supplier in compliance with [*] and the Quality Requirements Document.

  Applied may conduct a First Article inspection on any Component at any time. Applied may also conduct a First Article or source inspection on any Module at any time.

*Confidential Treatment Requested—Indicates material that has been omitted and for which confidential treatment has been requested.

5

Attachment 16
SUPPLIER PERFORMANCE PLAN

        K*Tec and Applied will develop this Attachment 16 at a later date.

Attachment 18

FORM OF

ON-SITE REPRESENTATIVE AGREEMENT

        This On-site Representative Agreement ("Agreement") is made this            day of                        , by and between Applied Materials, Inc. ("Applied") and ("Supplier") (collectively referred to as the "Parties").

        Whereas, Supplier has entered into one or more agreements with Applied to provide parts or services to Applied or desires to sell parts or services to Applied; and

        Whereas, the Parties agree that if certain duties and functions were to be performed by an employee of Supplier on Applied's premises or at an Applied facility it would facilitate Supplier's performance of all outstanding agreements with Applied;

        Now, therefore the Parties agree as follows:

1.    Statement of Work

        Supplier will assign, at no cost to Applied, an individual on-site representative to perform functions as defined in the Statement of Work attached hereto as Attachment No. 1 (the "SOW"). This On-site Supplier Representative (the "OSR") will function on site on Applied's premises and will be ready to begin work on                         ,            .

2.    Status of OSR

        The OSR is an employee of Supplier subject to its right of direction, control and discipline. The OSR is not an employee of Applied Materials, nor shall he or she be entitled to any rights, benefits, or privileges of an Applied Materials employee. Prior to the commencement by the OSR of an assignment at Applied, Supplier represents that it will review this Agreement with the OSR, inform the OSR of the obligations under this Agreement and have the OSR enter into a separate nondisclosure agreement in the form of Attachment 2 with Applied.

3.    Confidentiality and Performance

        Applied shall inform the OSR of hours of access to Applied's premises, pertinent safety regulations, and all other requirements which Applied deems necessary. The OSR shall be subject to the provisions of this Agreement, any other relevant agreements between the parties as well as any applicable policies of Applied including those policies governing safety regulations. Compliance with these policies is mandatory and is the responsibility of both the OSR and Supplier; failure to comply with these policies will be cause for immediate removal of the OSR from the premises.

        Supplier agrees that the work to be performed by the OSR will comply with the requirements and be governed by the provisions of this Agreement, including Attachments 1 and 2, in addition to any purchase, nondisclosure, joint development or other agreements that may be in effect between Supplier and Applied at the time this Agreement is executed by the Parties.

4.    OSR Associated Expenses

        All salary, benefits, and travel and business expenses for OSR will be the sole responsibility of Supplier.

5.    Access

        Subject to Applied's approval and the completion of the security background check, the OSR may be granted access to the following:

  •
  Only those specific Applied facilities to which the OSR requires access in order to perform the tasks stated in the SOW

  •
  Telephone and fax lines (for matters related to Applied only)

  •
  Computer/modem and/or database or system information access as deemed necessary by Applied in order for the OSR to perform the tasks stated in the SOW.

        The parties agree that the OSR shall not have or seek access to any information deemed sensitive or confidential by Applied, including but not limited to the following:

  •
  Other suppliers' performance, business level or pricing data

  •
  Any material cost or pricing data or Applied analysis relating thereto

  •
  Applied Corporate Material Resources, MM or Oracle databases or systems

  •
  Applied Purchase Order Form files

  •
  Applied Accounting, Human Resources or Legal Department data

  •
  Applied drawings and Specifications which are not on Requests for Quotation or Purchase Order Forms addressed to Supplier

  •
  Applied Product Data Management system

6.    Termination of Agreement

        This Agreement may be terminated immediately by either party at any time without penalty; if not earlier terminated, this Agreement shall terminate upon completion of the tasks identified in the SOW.

7.    Entire Agreements

        This Agreement together with its Attachments, all applicable purchase, confidentiality, joint development or other agreements that may be in effect constitute the entire agreement between Supplier and Applied Materials with respect to OSR services to be performed, and it supersedes all preexisting agreements or arrangements with respect thereto. In the event of any conflict between the terms of this Agreement and the terms of Applied's purchase, confidentiality, joint development or other agreements, the order of precedence shall be given first to this Agreement, followed by the Supplier Agreement to which this Agreement is attached or purchase agreements and attachments,

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Applied's Standard Terms and Conditions of Purchase and any applicable other nondisclosure agreements.

Applied Materials, Inc.
(Supplier)
By:	By:

Its:	Its:

Date:	Date:

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Attachment 19

TOOLING LOAN AGREEMENT

        This Tooling Loan Agreement (this "Tooling Agreement"), dated as of February 2, 2000 (the "Effective Date"), is made by and between Applied Materials, Inc., a Delaware corporation ("Applied "), and K*Tec Electronics Corporation ("Supplier"). This Tooling Agreement, together with all Attachments hereto, shall be referred to collectively herein as this "Agreement."

        Applied has agreed to loan to Supplier on the terms and conditions contained herein the property identified in Attachment 1, as the same may be amended from time to time (collectively, the "Tooling").

        In consideration of the premises, the mutual agreements set forth herein, and Applied's lending the Tooling to Supplier, Applied and Supplier agree as follows:

1.0  Ownership.

        (a)    Title and ownership of the Tooling shall remain and exclusively rest in Applied at all times and Supplier shall have no ownership or beneficial interest therein. Supplier shall affix and maintain prominently on each item of Tooling a label indicating that the Tooling is owned by Applied. All additions, attachments, alterations, modifications and accessions to the Tooling shall become part of the Tooling and the exclusive property of Applied. Section 1.3(b) requires Applied's prior written approval for any additions, attachments, alternations, modifications and accessions to the Tooling.

        (b)  To evidence Applied's sole and exclusive ownership of the Tooling, Supplier authorizes Applied to file this Agreement or any copy hereof, as well as to make any other filings, in any jurisdiction as Applied may deem appropriate to protect its interests. Upon Applied's request, Supplier shall execute or obtain from third parties and deliver to Applied such statements or other instruments as Applied deems necessary or advisable to confirm or perfect Applied's interest in the Tooling, including filings under the Uniform Commercial Code and landlord or mortgagee waivers, and Supplier hereby grants Applied the right to execute Supplier's name thereon where permitted by law.

        (c)  Supplier shall, at its expense, protect and defend Applied's title to the Tooling against all persons claiming against or through Supplier, at all times keeping the Tooling free from any legal process or encumbrance whatsoever including but not limited to liens, attachments, levies, executions and other claims by third parties, and shall give Applied immediate written notice of any such third party claim and shall indemnify Applied against any cost, liability or loss caused thereby.

        (d)  The Tooling is, and shall at all times be and remain, personal property notwithstanding that the Tooling or any part thereof may now be, or hereafter become, in any manner affixed or attached to real property or any improvements thereon.

1.1  Delivery.

        Applied shall package the Tooling to provide for handling and protection of the Tooling sufficient to comply with the carrier's requirements and consistent with the manner in which Applied packages shipments of a like nature for its own use. Absent Applied's agreeing otherwise in writing, Applied shall arrange shipping as it deems appropriate to the applicable destination specified in Attachment 1. Upon delivery of the Tooling to Supplier, Supplier shall inspect the Tooling. If Supplier believes the Tooling is not in good working order and repair, it shall notify Applied promptly in writing. If such notice is not received by Applied within five business days after installation of the Tooling to Supplier, then Supplier shall be deemed to have accepted the Tooling, and the Tooling shall be deemed in good working order and repair.

1.2  Risk of Loss.

        Supplier shall bear all risks of loss, damage or destruction to the Tooling from and after the date the Tooling is delivered to Supplier until Applied accepts return of the Tooling. During such period,

Supplier shall maintain, in addition to any other insurance required under its other contracts with Applied, all risk insurance with respect to the Tooling, comprehensive general liability insurance covering bodily injury, property damage, contractual liability, products liability and completed operations and workers compensation and employer's liability insurance with financially sound and reputable insurers in amounts and on terms customarily insured against in similar circumstances (or in such greater amounts or on such different terms as may be requested by Applied). Supplier shall furnish evidence of such insurance to Applied prior to execution of this Agreement, and such insurance shall require the insurer to give at least 30 day's advance notice to Applied of any material alteration or cancellation thereof. In the event of any loss or damage to the Tooling, Supplier shall pay Applied within 45 days following the event of loss or damage the value thereof, which, in the event of a total loss shall be the value of the item established pursuant to Attachment 1. Applied shall have the discretion to determine whether to replace any item of Tooling that is lost, damaged or destroyed.

1.3  Use, Maintenance and Alteration.

        (a)  Supplier shall cause each item of Tooling to be installed at the applicable location set forth in Attachment 1, and shall not relocate the same without Applied's prior written permission. Except as otherwise agreed in writing by Applied, Supplier shall use the Tooling solely to provide goods, software or services to Applied. Supplier shall operate, protect, maintain and calibrate the Tooling in compliance with all applicable laws, rules and regulations (including those relating to safety), the conditions of all applicable insurance policies and best industry practices (including any maintenance schedules delivered by Applied or furnished by the Tooling manufacturer or distributor). Supplier shall obtain training for the Supplier personnel who will operate the Tooling, and Supplier shall operate the Tooling in compliance with such training. Under no circumstances shall Supplier operate the Tooling in a manner which could cause injury or death to any person or damage or injury to any property, including the Tooling. If Applied or the Tooling manufacturer or distributor specifies certain parties who are authorized to service the Tooling or special equipment required to maintain or calibrate the Tooling, Supplier shall use such authorized parties and/or special equipment. Supplier shall maintain logs and reports of the maintenance and operation of the Tooling and permit Applied, on reasonable prior notice, to inspect the Tooling to determine whether the Tooling is being used, protected, maintained and calibrated in accordance with this Agreement and to make copies of such logs reports. Supplier shall correct immediately any deficiencies disclosed by such inspection upon notice from Applied. No such inspection or lack of inspection by Applied shall in any way diminish the sole responsibility of Supplier for the proper use, protection, maintenance and calibration of all Tooling.

        (b)  Without the prior written consent of Applied, Supplier shall not make any alterations, modifications, additions or accessions to the Tooling.

1.4  Reserved Rights; Return of Tooling.

        (a)  Applied may at its discretion have access to, inspect, modify, upgrade or replace or require a temporary or permanent cessation of use of any Tooling. Applied may also direct Supplier to allow Applied or its representatives to use Tooling at Supplier's location on a temporary basis as part of Applied's efforts to review and develop its products and processes. Supplier agrees to accept, subject to the terms of this Agreement, and incorporate into its manufacturing, testing and other processes any item of Tooling designated and furnished by Applied.

        (b)  To the extent practicable, Applied will give Supplier reasonable advance notice of any action by Applied that would make the Tooling unavailable for use by Supplier on a temporary or permanent basis. Supplier shall not be liable for delays in its performance under the Module Supplier Agreement dated as of February 2, 2000, between Applied and Supplier or for failure to perform under that Module Supplier Agreement to the extent such delay or failure is unavoidably caused by Applied's taking such action.

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        (c)  At any time, Applied may require that Supplier return any or all items of Tooling to Applied. Supplier shall return such item(s) of Tooling labeled and shipped in accordance with Applied's then current policies and specifications, which Supplier shall obtain from Applied. Supplier shall be responsible for Applied's receipt of each such item of Tooling at the appropriate location in proper operating order, free from any legal process or encumbrance whatsoever. If Supplier shall fail to return any item of Tooling in the condition required, Supplier shall be responsible for all costs and expenses incurred by Applied in replacing the Tooling or in returning the Tooling to such required condition or any reduction in the value as a result thereof.

2.0  Exclusion of Warranties.

        ONCE SUPPLIER HAS ACCEPTED, OR BEEN DEEMED TO HAVE ACCEPTED THE TOOLING IN ACCORDANCE WITH SECTION 1.1, SUPPLIER ACCEPTS EACH ITEM OF TOOLING "AS IS" AND "WITH ALL FAULTS." SUPPLIER ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO INSPECT THE TOOLING, THAT SUPPLIER IS EXPERIENCED IN THE OPERATION AND MAINTENANCE OF SUCH TOOLING AND THAT SUPPLIER HAS DETERMINED THAT IT CAN USE SUCH TOOLING IN ITS OPERATIONS. APPLIED MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF THE TOOLING OR ANY PART THEREOF. APPLIED HEREBY DISCLAIMS ALL IMPLIED WARRANTIES INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

2.1  Exclusion of Certain Damages.

        IN NO EVENT SHALL APPLIED BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, STATUTORY, ENHANCED, CONSEQUENTIAL OR CONTINGENT DAMAGES FOR ANY REASON, WHETHER OR NOT APPLIED OR SUPPLIER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND APPLIED EXCLUDES AND SUPPLIER WAIVES ANY LIABILITY OF APPLIED FOR ANY SUCH DAMAGES.

3.0  Confidential Information.

        (a)  Supplier will observe and is bound by the terms and conditions of any and all nondisclosure and confidentiality agreements executed by Supplier with or for the benefit of Applied, whether now or hereafter in effect. In addition, all schematics, drawings, designs, specifications, forecasts, information obtained from Applied or its databases and manuals, and all other proprietary, technical and business information provided to Supplier by Applied or obtained by Supplier through its access to the Tooling or in connection with the negotiation, performance or enforcement of this Agreement shall be deemed included in the definition of "Confidential Information" for purposes of this Agreement.

        (b)  Supplier may use Confidential Information and any other intellectual property of Applied only for the purpose of providing goods, software or services ("Items") to Applied and for no other purpose. Supplier will not disclose, discuss and will not use any Confidential Information, directly or indirectly, for any other purpose including, without limitation, (i) developing, designing, manufacturing, engineering, reverse engineering, refurbishing, selling or offering for sale Item(s) or other products or services, for or to any person other than Applied and (ii) assisting any third party, in any manner, to perform any of the activities prohibited in Section 3 herein. All Confidential Information shall (x) be clearly marked by Supplier as Applied's Confidential Information and segregated when not in use and (y) be returned to Applied promptly upon request.

        (c)  Supplier will use reasonable efforts to timely notify Applied of any third party requests to engage in any of the activities prohibited by this Article and provide sufficient supporting information to allow Applied to act to protect its interests and the Confidential Information.

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        (d)  Upon termination of this Agreement, Supplier will return all Confidential Information and documentation to Applied. Notwithstanding this requirement, Supplier may, with Applied's approval, destroy any Confidential Information that has become obsolete or outdated (e.g., financial projections, forecasts, etc.), provided that Supplier certifies to Applied the destruction of such Confidential Information.

3.1  Intellectual Property.

        Nothing in this Agreement shall be deemed to grant to Supplier any license or other right under any of Applied's intellectual property (including, without limitation, Applied's patents, copyrights, trade and service marks, trade secrets and Confidential Information) for Supplier's own benefit or to provide or offer Items or other products or services to any party other than Applied. Supplier shall not reverse engineer any Tooling.

3.2  Injunctive Relief; Reports.

        Supplier acknowledges and agrees that Applied would suffer immediate and irreparable harm for which monetary damages would be an inadequate remedy if Supplier were to breach its obligations under Sections 1.4, 3.0 and 3.1. Supplier further acknowledges and agrees that equitable relief, including ex parte injunctive relief, would be appropriate to protect Applied's rights and interests if such a breach were to arise, or were threatened, or were asserted.

4.0  Entire Agreement; Amendments.

        (a)  This Agreement (including the Attachments hereto) sets forth the entire understanding and agreement of the parties as to the loan of the Tooling and supersedes all prior agreements, understandings, negotiations and discussions between the parties as to such subject matter. The parties may be, or may become, parties to other agreements relating to the manufacture or sale of products to Applied or the provision of services to Applied, which other agreements shall govern their respective subject matters.

        (b)  No amendment to, modification of or waiver of any provision of this Agreement will be binding unless in writing and signed by a duly authorized representative of the party sought to be bound.

4.1  Change of Control or Sale of Assets.

        (a)  Supplier will notify Applied immediately of (i) any change of control of Supplier which shall include any change in the person or persons with power to direct or cause the direction of management or policies of Supplier or any change (20% or more on an accumulative basis) in the ownership of Supplier or (ii) the sale of all or substantially all of the assets of Supplier or of a line of business of Supplier (collectively, a "Change of Control").

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4.2  Notices.

        Revisions, updates or other amendments or modifications to this Agreement (including Exhibits and Attachments) and other communications hereunder may be communicated via memos sent by mail, fax or e-mail to the individuals listed below.

Supplier:
Supplier Name Supplier Address	Account Manager: Sales Manager: Customer Service Manager:
Phone: Fax:	Engineering Manager: Quality Manager:
Applied:
Applied Materials, Inc. 9700 U.S. Hwy 290 East M/S 3300 Austin, Texas 78724 Phone: 512-272-6376 Fax:
Attn: Giovanni Ghisletti (email address is: Giovanni_Ghisletti@AMAT.com)

Each party shall advise the other in writing of any change to such party's contact persons.

4.3  Press Releases; Public Disclosure Not Authorized.

        Supplier will not, without the prior written approval of Applied, issue any press releases, advertising, publicity or public statements or in any way engage in any other form of public disclosure that indicates (i) the terms of this Agreement or (ii) Applied's relationship with Supplier or implies any endorsement by Applied of Supplier or Supplier's products or services. Either party may make any public disclosure it believes in good faith that it is required to make by applicable law, rule or regulation. In such event, the disclosing party shall notify the other party and shall also be required to exert reasonable commercial efforts to protect the confidentiality of the financial terms of this Agreement, including deleting the financial terms of this Agreement from disclosure or public release. Supplier further agrees not to use, without the prior written consent of Applied, any name or any trademark of Applied (including, but not limited to, Applied's corporate symbol).

4.4  Applicable Law; Consent to Jurisdiction; Venue.

        (a)  This Agreement shall be governed by, subject to and construed in accordance with the internal laws of the State of Texas, excluding conflicts of law rules. The parties agree that any suit arising out of this Agreement, for any claim or cause of action, whether in contract, in tort, statutory, at law or in equity, shall exclusively be brought in the United States District Court for the Western District of Texas, Austin Division, or the Texas State District Courts of Travis County, Texas, provided that such court has jurisdiction over the subject matter of the action. Each party agrees that each of the named courts shall have personal jurisdiction over it and consents to such jurisdiction. Each party further agrees that venue of any suit arising out of this Agreement is proper and exclusive in any of the courts identified above; and each party consents to such venue therein.

        (b)  With respect to transactions to which the 1980 United Nations Convention of Contracts for the International Sale of Goods would otherwise apply, the rights and obligations of the parties under the Agreement shall not be governed by the provisions of the 1980 United Nations Convention of Contracts for the International Sale of Goods. Applicable laws of the State of Texas, including the

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Uniform Commercial Code as adopted therein (but exclusive of such 1980 United Nations Convention), shall govern this Agreement and all transactions related to this Agreement.

4.5  Assignments.

        (a)  Notwithstanding the provisions of section (a) of Article 4.1, no right or obligation under this Agreement shall be assigned by Supplier without the prior written consent of Applied, and any purported assignment without such consent shall be void.

        (b)  Applied may assign this Agreement in whole or part at any time.

4.6  Waiver.

        In the event Applied delays or fails to insist on performance of any of the terms and conditions set forth herein or delays or fails to exercise any of its rights or privileges under this Agreement, such delay or failure shall not constitute a waiver of such terms, conditions, rights or privileges.

4.7  Indemnity by Supplier.

        Supplier shall defend, indemnify and hold harmless Applied from and against, and shall solely and exclusively bear and pay, any and all claims, suits, losses, penalties, damages (whether actual, consequential or otherwise) and all liabilities and the associated costs and expenses, including attorney's fees, expert's fees, and costs of investigation (all of the foregoing being collectively called "Indemnified Liabilities"), which (i) are caused in whole or in part by Supplier's breach of any term or provision of the Agreement, (ii) are caused in whole or in part by any negligent, grossly negligent or intentional acts, errors or omissions by Supplier, its employees, officers, agents or representatives in the performance of the Agreement, or (iii) are caused by, or result from, in whole or in part, the possession, use or operation of the Tooling. This indemnity of Supplier shall not extend to liabilities and damages that are caused by the negligence or willful misconduct of Applied. Notwithstanding the foregoing, Applied acknowledges and agrees that the Module Supplier Agreement entered into this day between the Parties governs all matters relating to Items (as defined therein) delivered to Applied which are produced by K*Tec through the use of the Tooling or otherwise.

4.8  Supplier's Expense and Risk; Taxes.

        Supplier shall perform all of its obligations hereunder at its own expense and risk, including without limitation those specified herein as being at Supplier's expense. Supplier shall be responsible for paying any sales or use tax assessed in connection with the loan of Tooling contemplated by this Agreement.

4.9  Captions and Severability.

        Captions in this Agreement are for the convenience of the parties only and shall not affect the interpretation or construction of this Agreement. In the event any provision of this Agreement is held to be invalid or unenforceable, such provision shall be severed from the remainder of this Agreement, and such remainder will remain in force and effect.

4.10  Counterparts.

        This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

[Remainder of page intentionally left blank]

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        IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective duly authorized officers, all as of the Effective Date.

APPLIED:	SUPPLIER:
APPLIED MATERIALS, INC.
By:	By:

Name:	Name:

Title:	Title:

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ATTACHMENT 1

        Applied Materials, Inc. ("Applied") and the below named Supplier ("Supplier") agree that Applied shall loan the property described below to Supplier as "Tooling" under that certain Tooling Loan Agreement dated as of February 2, 2000 between Applied and the Supplier:

Place of Delivery for Tooling and any Packaging or Shipping Instructions:

Detailed Description of Each Item of Tooling	Identification Number	Value
[*]	[*]	$	TBD
[*]	[*]	$	TBD
[*]	[*]	$	TBD
[*]	[*]	$	TBD
[*]	[*]	$	TBD
[*]	[*]	$	TBD
TOTAL VALUE OF TOOLING Dated: February 2, 2000		$	TBD
APPLIED MATERIALS, INC.		SUPPLIER:
By:	/s/ Thomas M. Rohrs	By:	/s/ Larry Olsen
Name:	Tom Rohrs	Name:	Larry Olsen
Title:	Group Vice President Global Operations	Title:	President

*Confidential Treatment Requested—Indicates material that has been omitted and for which confidential treatment has been requested.

Attachment 20

MANUFACTURING INFORMATION ESCROW AGREEMENT

K*Tec and Applied will develop this Attachment at a later date.

Exhibit 1
APPLIED MATERIALS STANDARD TERMS
AND CONDITIONS OF PURCHASE
Table of Contents

Article	Topic	Page #
1	Acceptance
2	Confidential Information
3	Intellectual Property
4	License
5	Press Releases/Public Disclosure not Authorized
6	Favored Customer
7	Duty Drawback
8	ODC Elimination
9	Compliance with Laws
10	Equal Employment Opportunity
11	Applicable Law
12	Notice of Labor Disputes
13	Taxes
14	Responsibility for Goods
15	Insurance
16	Change of Control
17	Assignments
18	Gratuities
19	Insolvency
20	Waiver
21	Disclaimer and Limitation of Liability
22	Indemnity by Supplier
23	Force Majeure
24	Changes
25	Termination for Default
26	Termination for Convenience
27	Post-termination Consequences

Exhibit 1
APPLIED MATERIALS STANDARD TERMS AND CONDITIONS OF PURCHASE

1.
Acceptance

  The terms and conditions stated in these Applied Materials Standard Terms and Conditions of Purchase are an integral part of the agreement between the parties to which this Exhibit 1 is attached ("Agreement") and which covers the purchase of the Items, as defined in the Agreement. All defined terms used herein not otherwise defined shall have the meanings ascribed to them in the Agreement to which these are attached. Additional or different terms proposed by Supplier will not be applicable unless accepted in writing by a duly authorized representative of Applied and Supplier.

2.
Confidential Information

  Supplier will observe and is bound by the terms and conditions of any and all NDAs executed by Supplier with or for the benefit of Applied, whether now or hereafter in effect. In addition, all [*] information obtained from Applied or its [*], and all other proprietary, technical and business information provided to Supplier by Applied during the term of, or in connection with the negotiation, performance or enforcement of the Agreement shall be deemed included in the definition of "Confidential Information" for purposes of the Agreement.

  Supplier may use Applied's Confidential Information and any other intellectual property of Applied only for the purpose of providing Items to Applied and for no other purpose. Supplier will not disclose, discuss and will not use any of Applied's Confidential Information, directly or indirectly, for any other purpose including, without limitation, (a) developing, designing, manufacturing, engineering, reverse engineering, refurbishing, selling or offering for sale Item(s) or other products or services, for or to any person other than Applied, and (b) assisting any third party, in any manner, to perform any of the activities prohibited in Article 2 herein. All Confidential Information shall (a) be clearly marked by Supplier as Applied's Confidential Information and segregated when not in use, and (b) be returned to Applied promptly upon request.

  Supplier acknowledges and agrees that Applied would suffer immediate and irreparable harm for which monetary damages would be an inadequate remedy if Supplier were to breach its obligations under this provision. Supplier further acknowledges and agrees that equitable relief, including injunctive relief, would be appropriate to protect Applied's rights and interests if such a breach were to arise, be threatened, or be asserted.

  Supplier will use reasonable efforts to timely notify Applied of any third party requests to engage in any of the activities prohibited by this Article and provide sufficient supporting information to allow Applied to act to protect its interests and the Confidential Information.

*Confidential Treatment Requested—Indicates material that has been omitted and for which confidential treatment has been requested.

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  Either Party may disclose Confidential Information to its agents, consultants, attorneys, current lenders and other current and potential financing sources, and representatives who have an appropriate business need to know the Confidential Information so disclosed and are bound by existing written confidentiality agreements or equivalent professional requirements of confidentiality.

3.
Intellectual Property

(a)
Nothing in the Agreement shall be deemed to grant to Supplier any license or other right under any of Applied's intellectual property (including, without limitation, Applied's patents, copyrights, trade and service marks, trade secrets, and Confidential Information) for Supplier's own benefit or to provide or offer Items or other products or services to any party other than Applied.

(b)
Any product technology or intellectual property [*] which relates to any Item shall at all times be the sole property of Applied. Supplier hereby assigns and transfers any and all of its rights to such [*]technology to Applied, and shall cause its employees, agents and contractors to also assign and transfer all such rights to Applied.

(c)
All Items supplied by Supplier and the sale of Items by Supplier and, as applicable, the sale and use thereof by Applied or its subsequent purchasers or transferees will be free from liability for or claim by any persons of (i) royalties, mechanics' liens or other encumbrances, (ii) infringement of patent rights, copyright, trademark, trade secrets, confidential information or other proprietary intellectual property rights. Supplier shall defend, indemnify and hold harmless Applied against all claims, demands, damages, costs, losses and actions for or resulting from actual or alleged infringements of patent, copyright, trademark, trade secret rights, confidential information, proprietary rights, or other rights and encumbrances in the use, sale or re-sale of any Item, except to the extent that [*]

(d)
At the request of Applied, Supplier will provide to Applied the most current and complete Specifications for each Item manufactured or produced for Applied that is based on Applied's design or Specifications showing the complete Specifications and design for the Item as manufactured or produced by Supplier. All Specifications are the sole property of Applied.

(e)
Upon termination of the Agreement, Supplier will return all Confidential Information and documentation to Applied. Notwithstanding this requirement, Supplier may, with Applied's approval, destroy any Confidential Information of Applied that has become obsolete or outdated (e.g., financial projections, forecasts, etc.), provided that Supplier certifies to Applied the destruction of such Confidential Information.

*Confidential Treatment Requested—Indicates material that has been omitted and for which confidential treatment has been requested.

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4.
License

  Supplier, as part consideration for the Agreement and without further cost to Applied, hereby grants to Applied an irrevocable, non-exclusive, paid-up world-wide transferable, unrestricted right and license, with rights of sub-license, to make, have made, use, sell, copy, distribute, import and offer for sale any inventions, know-how, trade secrets, software, designs, derivative works, improvements, enhancements, and intellectual property, including under all relevant patents, patent applications, copyrights and licenses (collectively, the "Inventions"), [*]. Supplier shall cause any employee, consultant, contractor or other person who contributes to any Invention to assign to Supplier its rights in such Invention for licensing as described above.

5.
Press Releases/Public Disclosure Not Authorized

  Supplier will not, without the prior written approval of Applied, issue any press releases, advertising, publicity or public statements or in any way engage in any other form of public disclosure that indicates (i) the terms of this Agreement or (ii) Applied's relationship with Supplier or implies any endorsement by Applied of Supplier or Supplier's products or services. Either party may make any public disclosure it believes in good faith that it is required to make by applicable law, rule or regulation. In such event, the disclosing party shall notify the other party and shall also be required to exert reasonable commercial efforts to protect the confidentiality of the financial terms of this Agreement, including deleting the financial terms of this Agreement from disclosure or public release. Supplier further agrees not to use, without the prior written consent of Applied, any name or any trademark of Applied (including, but not limited to, Applied's corporate symbol).

6.
[*].

7.
Duty Drawback

  Supplier will provide Applied with all U.S. Customs entry data which Applied determines is necessary for Applied to qualify for duty drawback ("Duty Drawback Information"). Such data shall include information and receipts for duties paid, directly or indirectly, on all Items which are either imported or contain imported parts or components. This data will be provided to Applied within fifteen (15) days after the end of each calendar quarter and shall be accompanied by a completed Certificate of Delivery of Imported Merchandise or Certificate of Manufacture and Delivery of Imported Merchandise (Customs Form 331) as promulgated pursuant to U. S. 19 CFR 191.

8.
Ozone Depleting Chemical ("ODC")

  In the event that the Items are manufactured with or contain Class I ODCs, as defined under Section 602 of the Federal Clean Air Act (42 USC Section 7671a) and implementing regulations, or if Supplier suspects that such a condition exists with respect to any one or more Items, Supplier shall notify Applied prior to performing any further work pursuant to the Agreement. Applied reserves the right to: (a) terminate the Agreement for all Items without penalty, (b) return any and all Items delivered which are found to contain or have been manufactured with Class I ODCs, or (c) remove the affected Items from the Agreement without penalty. Supplier shall reimburse Applied for all monies paid to Supplier and all additional costs incurred by Applied in purchasing, repairing and returning any such Items.

*Confidential Treatment Requested—Indicates material that has been omitted and for which confidential treatment has been requested.

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9.
Compliance With Laws

  Supplier warrants that no law, rule, or ordinance of the United States, any state, any other governmental agency, or any country has been violated in manufacturing or supplying the Items ordered herein.

10.
Equal Employment Opportunity

  Supplier represents and warrants that it is in compliance with Executive Order 11246, any amending or supplementing Executive Orders, and implementing regulations unless exempted.

11.
Applicable Law, Consent to Jurisdiction and Venue

  The Agreement shall be governed by, subject to, and construed in accordance with the internal laws of the State of Texas, excluding conflicts of law rules. The parties agree that any suit arising out of the Agreement for any claim or cause of action, whether in contract, in tort, statutory, at law or in equity, shall exclusively be brought in the United States District Court for the Western District of Texas, Austin Division, or the Texas State District Courts of Travis County, Texas, provided that such court has jurisdiction over the subject matter of the action. Each party agrees that each of the named courts shall have personal jurisdiction over it and consents to such jurisdiction. Each party further agrees that venue of any suit arising out of the Agreement is proper and exclusive in any of the courts identified above; each party consents to such venue therein.

  With respect to transactions to which the 1980 United Nations Convention of Contracts for the International Sale of Goods would otherwise apply, the rights and obligations of the parties under the Agreement, including these terms and conditions, shall not be governed by the provisions of the 1980 United Nations Convention of Contracts for the International Sale of Goods. Applicable laws of the State of Texas, including the Uniform Commercial Code as adopted therein (but exclusive of such 1980 United Nations Convention), shall govern the Agreement and all transactions related to the Agreement.

12.
Notice of Labor Disputes

  Whenever an actual or potential labor dispute, or any government embargo or regulatory or tribunal proceedings relating thereto, is delaying or threatens to delay the timely performance of the Agreement, Supplier will immediately notify Applied of such dispute and furnish all relevant details, regardless of whether said dispute arose directly or indirectly as a result of an actual or potential dispute within the Supplier's sub-tier supply base or Supplier's own operations.

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13.
Taxes

  Unless otherwise specified, the Contract Prices include all applicable federal, state, and local taxes, except for taxes imposed or assessed on either party on income, gross receipts, license, payroll or profits or other similar taxes as a result of the Agreement. All such taxes shall be stated separately on Supplier's invoices.

14.
Responsibility for Goods; Risk of Loss

  Notwithstanding any prior inspections by or authorized by Applied, Supplier shall bear all risk of loss, damage, or destruction to the Items being sold to Applied pursuant to the Agreement until Applied has received Items conforming to the requirements of the Agreement, at the designated delivery location. Items shall not be deemed accepted by Applied solely by reason of the fact that a First Article of such Items may have been evaluated and accepted by Applied. Supplier's responsibilities continues with respect to any Items rejected by Applied provided, however, Applied shall be responsible for any loss occasioned by the gross negligence of its employees acting within the scope of their employment. Items shall be shipped to Applied by Supplier in accordance with the terms of the Agreement.

15.
Insurance

(a)
Supplier shall maintain (i) comprehensive general liability insurance covering bodily injury, property damage, contractual liability, products liability and completed operations, (ii) Worker's Compensation and employer's liability insurance, and (iii) auto insurance, all in such amounts as are necessary to insure against the risks to Supplier's operations.

(b)
Minimally, Supplier will obtain and keep in force, insurance of the types and in the amounts set forth below:

Insurance	Minimum Limits of Liability
Worker's Compensation	[*]
Employer's Liability	[*]
Automobile Liability	[*] per occurrence
Comprehensive General Liability (including Products Liability)	[*] per occurrence
Umbrella/Excess Liability	[*] per occurrence

  All policies must be primary and non-contributing and shall include Applied as an additional insured, excluding [*]. Supplier will also require and verify that each of its subcontractors carries at least the same insurance coverage and minimum limits or insurance as Supplier is required to carry pursuant to the Agreement. Supplier shall notify Applied at least thirty (30) days prior to the cancellation or implementation of any material change in the foregoing policy coverage that would affect Applied's interests. Upon request, Supplier shall furnish to Applied as evidence of insurance a certificate of insurance stating that the coverage would not be canceled or materially altered without thirty (30) days prior notice to Applied.

*Confidential Treatment Requested—Indicates material that has been omitted and for which confidential treatment has been requested.

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16.
Change of Control; Financial Statement

(a)
Supplier will notify Applied immediately of (i) any change of control of Supplier which shall include any change in the person or persons with power to direct or cause the direction of management or policies of Supplier or any change (20% or more on an accumulative basis) in the ownership of Supplier or (ii) the sale of all or substantially all of the assets of Supplier or of a line of business of Supplier (collectively, a "Change of Control"). Notwithstanding any other rights which Applied may have under the Agreement, upon a Change of Control, Applied may, in its discretion, renegotiate or terminate the Agreement by providing notice at any time until the expiration of one-hundred eighty (180) days after receipt of notice from Supplier of a Change of Control.

(b)
Supplier will provide Applied with the following financial information: (a) within 90 days after the end of each fiscal year, financial statements for such year; and (b) from time to time such additional financial information as Applied may reasonably request. All financial statements shall be prepared on the basis of Generally Accepted Accounting Principles ("GAAP"), consistently applied.

(c)
Supplier agrees to keep true, complete, and accurate records in compliance with GAAP for the purpose of determining the allocability of Supplier's costs under the Agreement. Such records shall contain sufficient detail to permit a determination of the accuracy of the costs. Independent nationally recognized accountants designated by Applied and reasonably acceptable to Supplier shall have the right, at Applied's expense and upon reasonable notice, to conduct audits of all of the relevant books and records of Supplier in order to determine the accuracy of any statements delivered by Supplier to Applied pursuant to subsection (b) of this Article 16.

17.
Assignments

(a)
Notwithstanding the provisions of section (a) of Article 16 above, no right or obligation under the Agreement shall be assigned by Supplier without the prior written consent of Applied, and any purported assignment without such consent shall be void.

(b)
Applied may assign the Agreement in whole or part at any time.

18.
Gratuities

  Supplier warrants that it has not offered or given and will not offer or give any gratuity to induce any person or entity to enter into, execute or perform the Agreement or any other agreement. Upon Applied's written request, an officer of Supplier shall certify in writing that Supplier has complied with and continues to comply with this Article. Any breach of this warranty shall be a material breach of the Agreement and any other agreement between Applied and Supplier.

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19.
Insolvency; Material Adverse Change

  The following shall constitute a material breach of and default under the Agreement by Supplier: (i) the insolvency of Supplier, the filing of a voluntary or involuntary petition for relief by or against Supplier under any bankruptcy, insolvency or like law, or the making of an assignment by Supplier for the benefit of creditors; or (ii) a material adverse change in the business, properties, prospects, operations or condition (financial or otherwise) of Supplier.

20.
Waiver

  In the event either party delays or fails to insist on performance of any of the terms and conditions set forth herein or delays or fails to exercise any of its rights or privileges under the Agreement, such delay or failure shall not constitute a waiver of such terms, conditions, rights or privileges.

21.
Disclaimers and Limitations of Liability

(a)
IN NO EVENT, EXCEPT AS PROVIDED IN THIS ARTICLE 21(a), SHALL APPLIED BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR CONTINGENT DAMAGES (COLLECTIVELY, "SPECIAL DAMAGES"), WHETHER OR NOT APPLIED HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH SPECIAL DAMAGES, FOR ANY REASON EXCEPT THAT THE LIMITATION AND EXCLUSION SET FORTH IN THIS ARTICLE 21(a) SHALL NOT APPLY TO DAMAGES FOR PERSONAL INJURY OR DEATH. EXCEPT AS PROVIDED IN THIS ARTICLE 21(a), APPLIED EXCLUDES AND SUPPLIER WAIVES ANY LIABILITY OF APPLIED FOR ANY SPECIAL DAMAGES.

  [*]

22.
Indemnity

  Supplier shall defend, indemnify and hold harmless Applied from and against, and shall solely and exclusively bear and pay, any and all claims, suits, losses, penalties, damages (including, [*], Special Damages) and all liabilities and the associated costs and expenses, including attorney's fees, expert's fees, and costs of investigation (all of the foregoing being collectively called "Indemnified Liabilities"), which (i) are caused in whole or in part by Supplier's breach of any term or provision of the Agreement, (ii) are caused in whole or in part by any negligent, grossly negligent or intentional acts, errors or omissions by Supplier, its employees, officers, agents, subcontractors, suppliers, or representatives in the performance of the Agreement, or (iii) are for, are in the nature of, or arise under strict liability or products liability with respect to or in connection with the Items; provided however, that such indemnity of Supplier shall not extend to liabilities and damages that are caused by [*]. The indemnity by Supplier in favor of Applied shall extend to Applied, its officers, directors, employees, agents and representatives.

*Confidential Treatment Requested—Indicates material that has been omitted and for which confidential treatment has been requested.

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23.
Force Majeure

  A failure by either party to perform its obligations under this Agreement due to causes beyond its control and without the fault or negligence of the party shall be deemed excusable during the period in which the cause of the failure persists. Such causes may include, but not be limited to, acts of God or the public enemy, acts of the Government in either sovereign or contractual capacity, fires, floods, epidemics, strikes, freight embargoes and unusually severe weather. If the failure to perform by Supplier is caused by the default of a Supplier's sub-tier supplier, and such default arises out of causes beyond the control of both the Supplier and sub-tier supplier, and without the fault or negligence of either of them, the Supplier will not be liable for any excess cost for failure to perform, unless the supplies or services to be furnished by the sub-tier supplier were obtainable from other sources in sufficient time to permit the Supplier to meet the required delivery releases of Items. When Supplier becomes aware of any potential force majeure condition as described in the Agreement, Supplier shall immediately notify Applied of the condition and provide relevant details.

24.
Changes

  Applied may at any time, by a written order and without notice to sureties or assignees, suspend performance hereunder or make changes within the general scope of the Agreement to any one or more of the following including but not limited to:

  (a)
  Specifications;
  (b)
  method of shipment or packing;
  (c)
  place and date of delivery; or
  (d)
  place and date of inspection or acceptance

  If any such change causes an increase or decrease in the cost of or time required for performance of the Agreement, an equitable adjustment shall be considered in the Contract Price or delivery schedule, or both, and the Agreement shall be modified in writing accordingly. No claim by Supplier for adjustment hereunder shall be valid unless in writing and received by Applied within thirty (30) days from the date of receipt by Supplier of the notification of change, provided, however, such period may be extended upon the written approval of Applied. However, nothing in this Article shall excuse Supplier from proceeding with the Agreement as changed or amended.

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25.
Termination for Default

(a)
The Agreement may be terminated, in whole or in part, by Applied immediately upon the occurrence of any of the following events:

(i)
the failure by Supplier to strictly comply with any term or condition of the Agreement;

(ii)
the failure by Supplier to deliver any Item(s) in accordance with the delivery schedules agreed upon by Supplier and Applied in accordance with the procedures set forth in the Agreement or the Attachments thereto;

(iii)
Supplier's becoming insolvent, the filing by Supplier of a voluntary petition under any bankruptcy, insolvency or like law, Supplier's becoming the subject of an involuntary petition under any bankruptcy, insolvency or like law, the making of an assignment by Supplier for the benefit of creditors, and/or any material adverse change in the business, properties, prospects, operation or condition (financial or otherwise) of Supplier;

(iv)
the occurrence of any event or condition stated to be a default or breach under any provision of the Agreement as defined in Article 1 above, or the Agreement dated as of                        ("Master Agreement") between Supplier and Applied, or the Parent Guaranty, Parent Warrant or Tooling Loan Agreement as described in Article 2.1 of said Master Agreement.

  (b)
  Upon the occurrence of any of the foregoing events, Applied may, at its sole option, terminate the Agreement by giving Supplier written or electronic notice of termination (a "Notice of Termination"); and the Agreement shall terminate as of the date on which Supplier receives such Notice of Termination from Applied or such later date for termination specified in the Notice of Termination.

  (c)
  If Supplier defaults or breaches due to delivery and/or quality, Applied will provide Supplier with an opportunity to cure the default or breach prior to sending a Notice of Termination. If the default or breach has not been cured or corrected on or prior to the expiration of the time period for cure, as specified by Applied, then Applied may terminate the Agreement, without giving Supplier any further opportunity to cure, by giving a Notice of Termination to Supplier. The date of termination of the Agreement shall be the date on which Supplier receives such Notice of Termination.

  (d)
  Once Applied has given Supplier Notice of Termination, the parties shall meet at Supplier's material stocking locations to determine mutually agreed upon inventory quantities for all Items delivered to Applied prior to the date of termination, [*]. Based on such agreed upon inventory quantifies, the parties shall assign the following values to the Items delivered to Applied prior to the date of termination [*]:

    [*] the [*] for all Items delivered to Applied prior to the date of termination;

    [*]

  Applied shall pay Supplier the value assigned to the Items delivered to Applied prior to the date of termination [*] within 30 days of the date of termination. Applied shall accept delivery from Supplier of [*].

  (c)
  Applied's rights and remedies pursuant to this Article or any other provision of this Agreement for any purpose are in addition to and shall not limit or preclude resort to any other rights and remedies provided by agreement, by law or in equity. Termination of the Agreement for default shall constitute "cancellation" under the Uniform Commercial Code as adopted in Texas.

*Confidential Treatment Requested—Indicates material that has been omitted and for which confidential treatment has been requested.

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26.
Termination for Convenience

(a)
Applied may terminate the Agreement with respect to some or all of the Items at any time for Applied's convenience (to "Terminate for Convenience" or a "Termination for Convenience"), by giving Supplier at least a ninety (90) day written or electronic notice of such Termination for Convenience, which notice shall state the date and extent of the termination and the conduct requested of Supplier in connection therewith (a "Notice of Termination for Convenience"). Upon the receipt of the Notice of Termination for Convenience by Supplier, the Agreement shall terminate to the extent indicated in the Notice of Termination for Convenience, and Applied shall pay to Supplier the Termination Charges as determined in accordance with paragraphs (c) and (d) below.

(b)
Upon a Termination for Convenience of the Agreement in whole or in part by Applied, Supplier shall promptly follow Applied's directions as set forth on the Notice of Termination for Convenience.

(c)
Within ninety (90) days from the date on which Supplier received the Notice of Termination for Convenience, Supplier shall deliver to Applied a written claim for all of Supplier's damages incurred in connection with the Termination of Convenience ("Termination Charges"), in the form and containing such documentation as required by Applied. Failure by Supplier to deliver such claim for Termination Charges within said ninety (90) day period shall constitute a waiver by Supplier of all claims against Applied for such Termination for Convenience and a release of all Applied's liability arising out such Termination for Convenience.

(d)
If Applied does not agree with the amount specified in Supplier's claim for Termination Charges, Applied and Supplier will attempt to agree upon a reasonable amount for Termination Charges. If Applied and Supplier fail to agree upon such an amount within three (3) months after receipt by Applied of the claim for Termination Charges from Supplier, then the Termination Charges will be conclusively presumed to be the sum of the following (provided that no costs shall be duplicated):

  [*].

  (e)
  The provisions of this Article 26 apply solely to a Termination for Convenience by Applied and shall not affect or impair any right of Applied to terminate the Agreement due to the default or breach of Supplier or to seek any remedies in the event of such breach or default of Supplier.

27.
Post-termination Consequences

  On the date of termination of the Agreement for any reason, Supplier shall (i) stop work being performed by Supplier pursuant to the Agreement, (ii) cancel orders for parts and/or materials with Supplier's sub-tier suppliers and cease ordering any such parts and/or materials, (iii) cancel work being performed by Supplier's sub-tier suppliers for Supplier for the Agreement, (iv) using best commercial efforts assign to Applied Supplier's interests in contracts with Supplier's sub-tier suppliers, (v) furnish Applied with release of claims from Supplier's sub-tier supplier resulting from orders and/or work canceled by Supplier, (vi) protect all property in which Applied has or may acquire an interest, and (vii) transfer title and deliver to Applied part or all of the Items, materials, work-in-process or other things owned by Supplier in connection with that part of the Agreement being terminated. On termination of the Agreement, the parties shall remain obligated to pay each other amounts due and owing pursuant to the Agreement as of the date of termination.

*Confidential Treatment Requested—Indicates material that has been omitted and for which confidential treatment has been requested.

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QuickLinks

Attachment 1
Attachment 15 Quality Framework
Attachment 16 SUPPLIER PERFORMANCE PLAN
Attachment 18 FORM OF ON-SITE REPRESENTATIVE AGREEMENT
Attachment 19 TOOLING LOAN AGREEMENT
ATTACHMENT 1
Attachment 20 MANUFACTURING INFORMATION ESCROW AGREEMENT